Exhibit 10.1

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT

OF

Storage Lenders LLC

(a Delaware Limited Liability Company)

THE LIMITED LIABILITY COMPANY MEMBERSHIP INTERESTS IN STORAGE LENDERS LLC (THE “MEMBERSHIP INTERESTS”) ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT. THE MEMBERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS, IN EACH CASE IN RELIANCE UPON EXEMPTIONS FROM THE REQUIREMENTS OF SUCH LAWS. NEITHER THE MEMBERSHIP INTERESTS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND ALL APPLICABLE SECURITIES LAWS.

March 7, 2016

Exhibits

Exhibit A	Members’ Names, Addresses and Authorized Representatives
Exhibit B	Sample Calculation of Internal Rate of Return
Exhibit C	Form of Jernigan Completion Guarantee
Exhibit D	Annual Business Plan Items
Exhibit E	Reports
Exhibit F	Data Transmission Procedures

LIMITED LIABILITY COMPANY AGREEMENT

OF

STORAGE LENDERS LLC

This LIMITED LIABILITY COMPANY AGREEMENT of Storage Lenders LLC, a Delaware limited liability company (the “Company”), is entered into as of March 7, 2016 (the “Effective Date”), by and between Jernigan Capital Operating Company, LLC, a Delaware limited liability company, as a member and the initial manager of the Company (as further defined below, “Jernigan”), and HVP III Storage Lenders Investor, LLC, a Delaware limited liability company, as a member of the Company (as further defined below, “Investor”).

WITNESSETH:

WHEREAS, Jernigan and Investor desire to form the Company for the purposes of providing developers with development financing to fund the construction of self storage facilities in the United States of America and of owning, managing, maintaining, operating, leasing and otherwise dealing with such self storage facilities and other properties, in each case in accordance with the terms set forth herein;

WHEREAS, the Company was formed pursuant to the laws of the State of Delaware by the filing of a certificate of formation (the “Certificate of Formation”) with the office of the Secretary of State of the State of Delaware on March 4, 2016; and

WHEREAS, the Members desire to set forth the manner in which the business and affairs of the Company shall be managed and their respective rights, duties and obligations with respect to the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.          Capitalized Terms. Except where otherwise specified or if the context otherwise requires, the following terms shall have the meanings set forth below for all purposes of this Agreement:

“AAA” shall have the meaning given in Section 19.3(b).

“Accounts” shall have the meaning given in Section 8.8.

“Acquired Properties” means any Properties owned directly or indirectly by the Company or any Subsidiary.

“Acquired Property Marketing Right” shall have the meaning given in Section 13.2(a).

“Act” shall have the meaning given in Section 2.1.

“Additional Capital Contribution” shall mean, with respect to any Member, any amount contributed or required to be contributed to the capital of the Company by such Member pursuant to (a) a Shortfall Capital Call, (b) an Approved Loan Capital Call, (c) the determination of the Members pursuant to Section 4.2(d), or (d) the determination of the Executive Committee pursuant to Section 7.2(a).

“Adjusted Capital Account” shall have the meaning given in Section 11.3.

“Advancement Loan” shall have the meaning given in Section 4.2(b).

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term “control” as used herein (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the ability (a) to vote twenty-five percent (25%) or more of the outstanding voting securities of or voting interests in a Person or (b) otherwise to direct the management policies of such Person, by contract or otherwise.

“Agreement” shall mean this Limited Liability Company Agreement, including the exhibits hereto.

“Annual Business Plan” shall have the meaning given in Section 8.1(a).

“Approved Loan” shall have the meaning given in Section 3.1(c).

“Approved Loan Capital Call” shall have the meaning given in Section 4.2(b).

“Approved Project” shall have the meaning given in Section 3.1(c).

“Authority Guidelines” means those certain “Manager Authority Guidelines” delivered to Investor by Jernigan on the date hereof.

“Authorized Representatives” shall have the meaning given in Section 9.5.

“Bad REIT Assets” shall have the meaning given in Section 8.6.

“Bad REIT Income” shall have the meaning given in Section 8.6.

“Borrower Group” shall mean, collectively, the various Affiliates of a Developer that are borrowers under an Approved Loan, together with the related Development Venture.

“Business Day” shall mean any day other than a Saturday, Sunday or a holiday on which national banking associations in Chicago, Illinois are closed or are authorized or required to close.

“Capital Account” shall have the meaning given in Section 11.1.

“Capital Contributions” shall mean the amount of money and the agreed fair market value of other property (net of any liabilities secured by such property that the Company is deemed to assume, or to which the property remains subject, pursuant to Section 752 of the Code) contributed by a Member to the Company.

“Capital Proceeds” shall mean funds of the Company or the Subsidiaries arising from a Capital Transaction, net of (a) the actual costs incurred by the Company or the Subsidiaries in consummating the Capital Transaction, (b) any condemnation, insurance or financing proceeds used by the Company or the Subsidiaries to originate, acquire, repair, replace or redevelop any Company Assets pursuant to this Agreement or the Annual Business Plan, (c) any indebtedness or other monetary obligations of the Company or any Subsidiary paid and satisfied with the proceeds of such Capital Transaction and (d) any contingency reserves reasonably determined by Manager and approved by the Executive Committee.

“Capital Ratio” shall mean the percentages in which the Members participate in, and bear, certain Company items. The Capital Ratios of the Members are:

Investor	Ninety percent (90%)
Jernigan	Ten percent (10%)

“Capital Transaction” shall mean (a) any sale, exchange, taking by eminent domain, damage, destruction or other disposition of all or any part of the assets of the Company, the Subsidiaries or the Development Ventures, other than tangible personal property disposed of in the ordinary course of business; and (b) any financing or refinancing of Company Assets, any Refinancing Event or any repayment of an Approved Loan.

“Cash Amount” shall mean, with respect to any Membership Interest to be purchased in accordance with Section 13.3, an amount, in cash, equal to the amount of cash that would be available for distribution to the applicable Member if the Company and the Subsidiaries sold all of their assets for cash at a purchase price equal to the Fair Market Value of the Company Assets and paid all closing costs and expenses customarily paid by a seller of assets of the nature owned by the Company, and all remaining cash that would be received by the Company in connection with such sale was paid or distributed in the following order:

(a)          first, to creditors other than Members and their Affiliates, in the order of priority provided by law;

(b)          then, to the Members and their respective Affiliates for any fees or other compensation or unreimbursed costs or expenses owing to the Members or their respective Affiliates in accordance with the terms of this Agreement, and then to repayment of any loans (with interest at the rate or rates determined pursuant to Section 4.4 or 4.5) made by any Member to the Company or the Subsidiaries in accordance with the terms of this Agreement;

(c)          then, to contingency reserves that the non-Insolvent Member in good faith deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company and the Subsidiaries (it being understood and agreed that, to the extent that such reserves are not used, the Insolvent Member shall receive its share thereof upon the other Member’s determination that such reserves are no longer needed); and

(d)          then, to the Members in accordance with the provisions of Section 5.3(b) through (i).

If the purchasing Member and the selling Member are unable to agree in writing on the Cash Amount within thirty (30) days after receipt of the Purchase Notice, the Cash Amount shall be determined by a nationally recognized accounting firm selected by the purchasing Member and the selling Member (or, if applicable with respect to an Insolvent Member, the Personal Representative) or if they cannot agree to such appointment within fifteen (15) days after receipt of Purchase Notice, then by a nationally recognized accounting firm selected by the purchasing Member at random. The accounting firm so appointed shall determine the Cash Amount for the Membership Interest to be sold as provided herein.

“Certificate of Formation” shall have the meaning given in the recitals hereto.

“Change in Control” shall mean, with respect to Jernigan, the occurrence of any of the following: (a) the sale of all or substantially all of Jernigan Parent’s assets (other than the Company’s assets or Jernigan’s Membership Interest); (b) the merger, reorganization, share exchange, recapitalization, restructuring or consolidation of or similar transaction involving Jernigan Parent, other than a transaction which would result in the holders of the voting securities of Jernigan Parent outstanding immediately prior thereto continuing to hold a majority of the combined voting power of the voting securities of Jernigan Parent or such surviving entity outstanding immediately after such transaction; (c) the acquisition by any “Person” or “Group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) of an aggregate of a majority of the beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of the combined voting power of the voting securities of Jernigan Parent unless Legacy Directors continue to comprise a majority of the Board of Directors of Jernigan Parent following such acquisition; (d) a majority of the Board of Directors of Jernigan Parent consists of individuals who are not Legacy Directors; (e) Jernigan Parent is no longer registered under Section 12 of the Securities Exchange Act of 1934; (f) a majority of interests in Jernigan are no longer held directly or indirectly by Jernigan Parent or Jernigan is no longer controlled by Jernigan Parent; (g) Jernigan becomes an Insolvent Member; or (h) the occurrence of a Key Person Event.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committed Calculation Ratio” for a particular month shall mean a fraction, the numerator of which is the principal amount of all Approved Loans that have closed on or prior to the last day of the previous month (whether or not such amounts have been funded), and the denominator of which is the Investment Target.

“Company” shall have the meaning given in the preamble to this Agreement.

“Company Assets” shall mean all of the assets of the Company and the Subsidiaries, including any Acquired Properties and the Company’s and the Subsidiaries’ interests in the Development Ventures.

“Company Minimum Gain” shall have the meaning given in Section 11.4(a).

“Company Profit Interest” shall have the meaning given in Section 18.1(a).

“Compliance Certificate” shall mean a certificate issued in favor of the Company and the Members wherein the certifying Person:

(a)          certifies that, as of the date of the certificate, the representations and warranties contained in (i) Section 12.1, with respect to a transferee of a direct or indirect interest in Jernigan’s interest in the Company, or (ii) Section 12.2, with respect to a transferee of a direct or indirect interest in Investor’s interest in the Company, are true, correct and complete;

(b)          agrees to be bound by the provisions of this Agreement; and

(c)          certifies as to other information reasonably requested by a Member or the Manager to the extent necessary to verify compliance with, as applicable, OFAC Laws and Regulations, the Patriot Act, any other law of similar import, and any regulations promulgated under any of them, including whether the transferee is a Financial Institution or an entity majority-owned by a Financial Institution, and if so whether an appropriate anti-money laundering policy and procedure and customer identification program has been adopted.

“Contributed Loan Balance” shall have the meaning given in Section 4.1.

“Contributed Loans” means the existing loans for those projects set forth in the “Contributed Loans” list delivered to Investor by Jernigan on the date hereof.

“Contribution Documents” shall have the meaning given in Section 3.5.

“Control Marketing Right” shall have the meaning given in Section 13.2(a).

“Debt” shall mean all indebtedness for borrowed money, whether secured or unsecured, incurred by the Company or the Subsidiaries (other than Default Loans, Priority Loans or Advancement Loans).

“Default Loan” shall have the meaning given in Section 4.4(b).

“Default Rate” shall mean the greater of (a) eighteen percent (18%) per annum, compounded monthly, or (b) a per annum rate equal to the sum of five (5) percentage points plus the Prime Rate, as it may change from time to time; provided that in no event shall the Default Rate exceed the highest rate permitted by applicable law.

“Defaulting Member” shall mean a Member designated as such in accordance with Section 16.1.

“Designated Agreements” shall mean for each Approved Loan, the Loan Agreements, the Development Venture LLC Agreement, the right of first refusal agreement and any other agreements entered into between the Company (and its Affiliates), on the one hand, and the Developer and Borrower Group, on the other hand, in connection with such Approved Loan.

“Developer” shall mean any third party developer proposing to develop a potential self storage facility that seeks funding from the Company or a Subsidiary.

“Developer Completion Guarantee” shall have the meaning given in Section 4.7.

“Development Venture” shall mean a limited liability company which is the parent entity of a Borrower Group formed by a Developer and of which such Developer and the Company are the sole members.

“Development Venture LLC Agreement” shall mean the operating agreement for each Development Venture, which shall be substantially in the form delivered to Investor by Jernigan on the date hereof, subject to changes permitted under the Authority Guidelines.

“Dispose” or “Disposition” shall mean, with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, lease, conveyance, gift, pledge, encumbrance, exchange or other disposition of such asset; provided that such term does not refer to the lease by the Company, the Subsidiaries or the Borrower Groups to a tenant of space at a Property or to the granting of an easement in connection with the use of a Property.

“DUAA” shall have the meaning given in Section 19.2.

“DV Sale Notice” shall have the meaning given in Section 7.8.

“Effective Date” shall have the meaning given in the preamble to this Agreement.

“Emergency Situation Responses” shall mean reasonable actions, in light of the circumstances, taken in direct response to unanticipated emergency situations that create an imminent and substantial threat of property damage or personal injury or death, in order to maintain the value of any Acquired Properties or mitigate the threat of such injury or death.

“Encumbrance” shall have the meaning given in Section 13.1(a).

“Entity” shall mean any Person other than a natural person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning given in Section 16.1.

“Excess Shares” shall have the meaning given in Section 18.4.

“Executive Committee” shall have the meaning given in Section 9.5.

“Expense Reimbursement” shall have the meaning given in Section 7.5.

“Fair Market Value” shall mean the gross fair market value of, in the case of a determination in connection with the Insolvency Option or the Removed Manager Promote Amount, the Company Assets, taken as a whole, and in the case of a determination in connection with an Investor Put, solely those Properties owned by the Refinancing Group, in each case as set forth in the most recent quarterly financial statements prepared by the Manager or the accountants designated pursuant to Section 10.6.

“Final Proposal” shall have the meaning given in Section 3.1(c).

“Financial Institution” shall mean a “financial institution” as defined in the Patriot Act, any other law of similar import, or any regulations promulgated under any of them.

“Financial Rights” shall mean the right to receive distributions of funds and allocations of income, gain, loss, deduction and credit and all other financial and economic rights.

“Financing Documents” shall mean documents executed by the Company or any Subsidiary in connection with any financing or loan transaction in which the Company (or any Subsidiary) is the borrower.

“First Lien Loan Agreement” shall mean, with respect to each Approved Loan, the loan agreement governing the loan by the Company to the member of the Borrower Group that directly owns the subject Properties, which First Lien Loan Agreement shall be substantially in the form delivered to Investor by Jernigan on the date hereof, subject to changes permitted under the Authority Guidelines.

“Fiscal Year” shall have the meaning given in Section 10.2.

“Frozen Promote Removal” shall have the meaning given in Section 7.4(c).

“Government Lists” shall mean (a) the SDN List, (b) the Denied Persons List and the Entity List maintained by the United States Department of Commerce, (c) the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (d) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the OFAC Laws and Regulations, (e) any other similar list maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America and (f) any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, as all such Government Lists may be updated from time to time.

“Governmental Authority” shall mean any government, governmental agency or quasi-governmental agency, authority, court, department, commission, board, bureau or instrumentality of any of them, whether federal, state or local, or domestic or foreign.

“Governmental Requirements” shall mean, collectively, all applicable laws, statutes, ordinances, regulations, tariffs, judicial or administrative orders and procedural requirements imposed by any Governmental Authority regulating or affecting the applicable Person or the Properties.

“Gross Capital Contributions” shall mean the aggregate amount of Capital Contributions that have been made by the Members, collectively.

“Heitman” shall mean Heitman Capital Management LLC, an Iowa limited liability company, or its successor.

“Heitman REIT” shall have the meaning given in Section 8.6.

“HVP III Fund” shall mean Heitman Value Partners III, L.P., a Delaware limited partnership, the current indirect parent of Investor, together with any other pooled investment vehicles that may be formed by the general partner of Investor or an Affiliate thereof to co-invest (directly or indirectly) in Investor on substantially the same terms as Investor.

“Indemnified Parties” shall mean the Manager, the Members and each Authorized Representative.

“Independent Appraiser” shall have the meaning given in the definition of Fair Market Value.

“Information” shall have the meaning given in Section 19.13(a).

“Insolvency Option” shall have the meaning given in Section 13.3(b).

“Insolvent Member” shall mean any Member (a) who has voluntarily initiated proceedings of any nature under the Federal Bankruptcy Code, or any similar state or federal law for the relief of debtors, (b) who has made a general assignment for the benefit of creditors, (c) against whom an involuntary proceeding under the Federal Bankruptcy Code, or any similar federal or state law for the relief of debtors, has been initiated, and (i) with respect to such proceeding, an order for relief has been entered under the Federal Bankruptcy Code (or comparable order under any similar federal or state law) or (ii) which proceeding is not dismissed or discharged within ninety (90) days after the filing thereof, or (d) all or any substantial part of whose assets, or whose interest in the Company or any part thereof, has been the subject of attachment or other judicial seizure.

“Interest Holders” shall mean, collectively with respect to any Person, any other Person who holds an ownership interest in such Person only through an interest in a U.S. Publicly-Traded or Pension Entity or only through a non-controlling limited partnership, limited liability or corporate equity interest, as applicable.

“Internal Rate of Return” or “IRR” shall mean the annual discount rate that results in a net present value equal to zero when such discount rate is applied to (a) with respect to Jernigan, (i) Jernigan’s Capital Contributions, as an outflow, and (ii) all distributions made (or deemed to have been made) by the Company to Jernigan, as an inflow, and (b) with respect to Investor, (i) Investor’s Capital Contributions, as an outflow, and (ii) all distributions made (or deemed to have been made) by the Company to Investor, as an inflow. The Internal Rate of Return shall be calculated using the XIRR function in Microsoft Excel. At the time of each distribution of Capital Proceeds, the Manager shall provide the Members with a calculation of the IRR through the date of such distribution. Any fees or cost and expense reimbursements paid to a Member (including the Expense Reimbursement); any amounts paid to Jernigan pursuant to Sections 5.2(b), 5.3(b) or 5.3(e); and any interest or principal payments made to a Member on account of a Default Loan, Priority Loan or Advancement Loan shall not be considered cash distributions to such Member for purposes of calculating the Internal Rate of Return. An example of the method of calculating an Internal Rate of Return is set forth on Exhibit B.

“Investment Completion Date” shall mean the date on which the sum of (a) the Gross Capital Contributions and (b) the aggregate committed principal amounts of Approved Loans that remain unfunded is equal to at least the Investment Target.

“Investment Period” shall have the meaning given in Section 3.2.

“Investment Target” shall mean $122,200,000, which shall include the aggregate committed principal amount of the Contributed Loans, subject to adjustment pursuant to Section 3.7.

“Investor” shall mean HVP III Storage Lenders Investor, LLC, a Delaware limited liability company, or any other Person admitted as a Member in the Company in accordance with this Agreement in substitution of HVP III Storage Lenders Investor, LLC, each for only so long as such Person remains as a Member in the Company in accordance with this Agreement and the Act.

“Investor Put” shall have the meaning given in Section 18.1(a).

“Investor Put Closing” shall have the meaning given in Section 18.2(a).

“Investor Put Notice” shall have the meaning given in Section 18.1.

“Investor Put Price” shall have the meaning given in Section 18.2(a).

“Investor Representatives” shall have the meaning given in Section 9.5.

“Jernigan” shall mean Jernigan Capital Operating Company, LLC, a Delaware limited liability company, or any other Person admitted as a Member in the Company in accordance with this Agreement in substitution of Jernigan, each for only so long as such Person remains as a Member in the Company in accordance with this Agreement and the Act.

“Jernigan Guarantee” shall have the meaning given in Section 4.7.

“Jernigan Guaranteed Payment Amount” shall have the meaning given in Section 4.7.

“Jernigan Parent” shall mean Jernigan Capital, Inc., a Maryland corporation.

“Jernigan Representative” shall have the meaning given in Section 9.5.

“Jernigan Shares” shall have the meaning given in Section 18.4.

“Key Person” shall mean Dean Jernigan.

“Key Person Event” shall mean that, at any time during the Investment Period, the Key Person has ceased to have an active role in the finding and underwriting of potential development loans for the Company and, as a result of such cessation, the Manager is not capable of fulfilling its duties and obligations under this Agreement, as reasonably determined by Investor in good faith.

“Legacy Directors” shall mean any directors who are (A) directors of Jernigan Parent as of the date hereof, (B) selected, nominated or approved to become directors by the Board of Directors of Jernigan Parent as constituted as of the date hereof, or (C) selected, nominated or approved to become directors by a Board of Directors having as a majority those directors described in clauses (A) or (B) and/or directors selected or nominated by such directors.

“Loan Agreements” shall mean the applicable Mezzanine Loan Agreement and First Lien Loan Agreement.

“Loss” or “Losses” shall mean any and all losses, liabilities, costs, claims, damages, judgments, fines, penalties or expenses (including expenses of investigation and attorneys’ fees and expenses in connection with any action, suit or proceeding, whether involving a third-party claim or a claim solely between the Members).

“Major Decisions” shall have the meaning given in Section 7.2(a).

“Management Distribution Amount” at any time shall mean the excess, if any, of the aggregate Origination Fee Amounts collected by the Company and its Subsidiaries as of such date over the aggregate amount previously distributed to Jernigan pursuant to Section 5.2(b) and Section 5.3(b).

“Management Rights” shall mean the right of a Member to participate in the management of the Company to the extent herein expressly provided, including any voting rights of a Member.

“Manager” shall mean Jernigan or any other Person that is designated to act as the Manager of the Company as provided herein.

“Marketed Assets” shall have the meaning given in Section 13.2(a).

“Marketing Notice” shall have the meaning given in Section 13.2(a).

“Marketing Right” shall have the meaning given in Section 13.2(a).

“Marketing Right Offer” shall have the meaning given in Section 13.2(a).

“Marketing Right Offer Price” shall have the meaning given in Section 13.2(a).

“Member” shall mean any one of the Members.

“Members” shall mean (a) collectively, at any time, the Persons who are members in the Company as provided in this Agreement and under the Act, such Persons being, on the date of this Agreement, the Persons listed as Members on Exhibit A (or such Persons’ respective successors), and at any time thereafter those Persons admitted as a Member in the Company in accordance with this Agreement in substitution of such Persons and any other Person admitted as an additional member in the Company, in each case in accordance with this Agreement and the Act, each in its capacity as a member in the Company and (b) for purposes of Article XI, the Persons described in clause (a) and the Manager.

“Membership Interests” shall mean all of the rights and interests of whatsoever nature of the Members in the Company, including each Member’s respective Management Rights and Financial Rights.

“Mezzanine Loan Agreement” shall mean, with respect to each Approved Loan, the loan agreement governing the loan by the Company to the Development Venture, which shall be substantially in the form delivered to Investor by Jernigan on the date hereof, subject to changes permitted under the Authority Guidelines.

“Money Market Account” shall have the meaning given in Section 8.8.

“Mortgage Loan” shall mean any Debt secured by an interest in an Acquired Property or any portion thereof or proceeds therefrom.

“Net Invested Capital” of a Member at any time shall mean the excess, if any, of the aggregate Capital Contributions made by such Member and its predecessors over the aggregate of all capital distributions made or deemed to have been made as of such date to such Member or its predecessors in interest pursuant to Section 5.3 (other than with respect to any Default Loans, Priority Loans or Advancement Loans).

“Net Profits” and “Net Losses” mean the taxable income or loss, as the case may be, for a period as determined in accordance with Code Section 703(a) computed with the following adjustments:

(a)          items of gain, loss and deduction shall be computed based upon the book values of the Company’s assets (in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(g) and 1.704-3(d)) rather than upon the assets’ adjusted bases for federal income tax purposes;

(b)          any tax-exempt income received by the Company shall be included as an item of gross income;

(c)          the amount of any adjustments to the book values of any assets of the Company pursuant to Code Section 743 shall not be taken into account;

(d)          any expenditure of the Company described in Code Section 705(a)(2)(B) (including any expenditures treated as being described in Code Section 705(a)(2)(B)) pursuant to Treasury Regulations under Code Section 704(b) shall be treated as a deductible expense;

(e)          the amount of gross income and “non-recourse deductions” (as defined in Section 11.4(b)) specially allocated to any Members pursuant to Section 11.4(b) and Section 11.5 shall not be included in the computation;

(f)          the amount of any increase (or decrease) in the book value of an asset pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall be treated as an item of revenue (or expense); and

(g)          the amount of any increase (or decrease) in the Capital Accounts of the Members pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) to reflect the unrealized gain (or loss) attributable to an asset distributed in kind to a Member shall be treated as an item of revenue (or expense).

“Non-Controllable Items” shall mean costs that are outside of the reasonable control of the Manager, including payments required in connection with Debt, interest, insurance and taxes and, with respect to any Acquired Properties, snow removal and utility costs.

“Non-Defaulting Member” shall have the meaning given in Section 4.4(b).

“Non-Triggering Member” shall have the meaning given in Section 13.2(a).

“OFAC” shall mean the Office of Foreign Assets Control, United States Department of the Treasury, or any other office, agency or department that succeeds to the duties of OFAC.

“OFAC Laws and Regulations” shall mean (a) any lists, laws, rules, sanctions and regulations maintained by OFAC pursuant to any authorizing statute, executive order or regulation, including the Trading with the Enemy Act, 50 U.S.C. App. § 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., the Iraq Sanctions Act, Pub. L. 101-513, Title V, §§ 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. §§ 1601 et seq., the Antiterrorism and Effective Death Penalty Act of 1996, Pub. L. 104-132, 110 Stat. 1214-1319, the United Nations Participation Act, 22 U.S.C. § 287c, the International Security and Development Cooperation Act, 22 U.S.C. § 2349aa-9, the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. §§ 1901 et seq., the Iran Freedom Support Act of 2006, Pub. L. 109-293, 120 Stat. 1344, the Cuban Democracy Act, 22 U.S.C. §§ 6001 et seq., the Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. §§ 6021-91, and the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104-208, 110 Stat. 3009-172 and all amendments thereto, (b) all regulations, executive orders or administrative orders of any kind issued under these statutes, (c) any other applicable civil or criminal federal or state laws, regulations, or orders that (i) limit the use of and/or seek the forfeiture of proceeds from illegal transactions, (ii) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States or (iii) are designed to disrupt the flow of funds to terrorist organizations and (d) any other civil or criminal federal or state laws, regulations or orders of similar import.

“Operating Account” shall have the meaning given in Section 8.8.

“Operating Budget” shall have the meaning given in Section 8.1(a).

“Operating Cash” shall mean, with respect to any period for which such calculation is being made and for the Company and the Subsidiaries taken as a whole, the positive difference of (a) Operating Revenues, minus (b) the sum of the following (without duplication): (i) all Operating Expenses, (ii) all interest, scheduled or required principal payments (including loan amortization or satisfaction, if applicable) and other debt and escrow and reserve account payments and deposits (including prepayment of any debt) made during such period by the Company or the Subsidiaries on account of or with respect to the Company’s or the Subsidiaries’ indebtedness for money borrowed (other than Default Loans, Priority Loans or Advancement Loans), if any, (iii) all cash expenditures made or to be made by the Company or the Subsidiaries during such period, except in the case of each of the preceding clauses (i), (ii) and (iii) to the extent funded from sources that are not Operating Revenues and (iv) the amount of any Reserves (including Reserves for working capital, operating deficits and capital) established or increased during such period.

“Operating Expenses” shall mean, with respect to the Company and the Subsidiaries taken as a whole and for any period, the current obligations of the Company and the Subsidiaries for such period, determined in accordance with generally accepted accounting principles applicable to commercial real estate and consistently applied, for (a) operating expenses relating to the Approved Loans and any related Development Venture, including third-party sourcing, originating and servicing costs, third-party costs of underwriting, closing, and administering loans and exercising remedies related thereto, third-party costs of accounting and financial reporting and other costs, in each case as set forth in the Annual Business Plan and Operating Budget (including amounts in excess of the amounts set forth therein to the extent permitted pursuant to Section 8.1), and all out-of-pocket expenses incidental thereto, (b) operating expenses of the Properties, including the Expense Reimbursement and other amounts paid hereunder, (c) capital expenditures and (d) increases in Reserves for working capital, operating deficits and capital items (notwithstanding whether such increases would be considered Operating Expenses under generally accepted accounting principles). Operating Expenses shall not include any debt service (principal or interest) on loans to the Company or the Subsidiaries or any non-cash expenses such as depreciation or amortization.

“Operating Revenues” shall mean, with respect to the Company and the Subsidiaries taken as a whole and for any period, the gross revenues of the Company and the Subsidiaries arising during such period from payments from Borrower Groups, the ownership of interests in the Development Ventures, the ownership and operation of any Acquired Properties, rental income, interest income, proceeds of any business interruption insurance and decreases in Reserves, but (i) specifically excluding in any such gross revenues (a) Capital Proceeds, (b) Capital Contributions made by the Members, (c) tenant security deposits until the Company or the Subsidiaries become entitled to any such deposit in accordance with the applicable tenant lease, (d) revenue from accrued but unpaid or payment-in-kind interest, and (e) any accretion of origination fees, and (ii) specifically including in any such gross revenues (x) all Origination Fee Amounts, and (y) all revenue from cash interest payments.

“Origination Fee Amount” shall mean 1.0% of the principal amount of each then-existing Approved Loan (other than the Contributed Loans) or such other amount as is provided in the applicable loan documents as an origination or similar fee; provided that “Origination Fee Amount” shall not include any origination or similar fees with respect to any Approved Loans that were originated after such time as (i) Jernigan has resigned as the Manager or (ii) Jernigan has been removed as Manager pursuant to Section 7.4.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001), as the same may be amended from time to time, and corresponding provisions of future similar laws.

“Payment Default” shall have the meaning given in Section 4.4(a).

“Pending Portfolio” means the list of proposed projects delivered to Investor by Jernigan on the date hereof.

“Percentage Interest” shall mean, with respect to each Member, a fraction, expressed as a percentage, the numerator of which is the aggregate Capital Contributions of such Member and the denominator of which is the aggregate Capital Contributions of all Members (in each case without taking into account any distributions pursuant to Article V, but the amount of such aggregate Capital Contributions shall be reduced by any amounts returned in accordance with Section 3.7).

“Person” (whether the initial letter of the word is capitalized or in lower case type) shall mean any individual, corporation, sole proprietorship, partnership, limited liability company, association, trust, joint venture or other Entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Representative” shall have the meaning given in Section 13.3.

“Potential Self Storage Site” shall mean any land site on which a self storage facility may be constructed (whether by ground-up development, conversion of an existing structure or by a combination thereof) that is located within the United States of America.

“Pre-Approval Costs” shall have the meaning given in Section 3.1(e).

“Preliminary Offering Package” shall have the meaning given in Section 3.1(a).

“Prime Rate” shall mean the highest prime rate (or base rate) reported in the Money Rates column or section of The Wall Street Journal published on the second Business Day of each month as having been the rate in effect for corporate loans at large United States money center commercial banks (whether or not such rate has actually been charged by any such bank) as of the first Business Day of such month for which such rate is published. The Prime Rate shall change monthly and shall be effective for the entire calendar month. If The Wall Street Journal ceases publication of the Prime Rate, the “Prime Rate” shall mean the prime rate (or base rate) announced by JP Morgan Chase & Co., New York, New York or its successors (whether or not such rate has actually been charged by such bank). If such bank discontinues the practice of announcing the Prime Rate, the “Prime Rate” shall mean the highest rate charged by such bank on short-term, unsecured loans to its most creditworthy large corporate borrowers.

“Priority Loan” shall have the meaning given in Section 4.5.

“Profits Interest Sale” shall have the meaning given in Section 18.1(b).

“Profits Interest Sale Closing” shall have the meaning given in Section 18.3(d).

“Profits Interest Sale Notice” shall have the meaning given in Section 18.1.

“Profits Interest Sale Offer” shall have the meaning given in Section 18.3(a).

“Profits Interest Sale Offer Price” shall have the meaning given in Section 18.3(a).

“Profits Interest Sale Period” shall have the meaning given in Section 18.3(c).

“Prohibited Person” shall mean (a) a person who (i) has been determined by competent authority to be subject to the prohibitions in any of the OFAC Laws and Regulations or (ii) is on any of the Government Lists, (b) a person who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” “specially designated narcotics trafficker,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V or who otherwise appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A thereto, (c) the government, including any political subdivision, agency, instrumentality, or national thereof, of any country against which the United States maintains economic sanctions or embargos, (d) a person who is described in section 1 of Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, (e) a Person owned or controlled by any of the Persons listed in clauses (a) through (d) above or (f) a Person who has been (i) convicted of an offense or (ii) determined by a Governmental Authority to be subject to criminal or civil penalties under any other civil or criminal federal or state law, regulation or order of similar import to those set forth in clauses (a) through (d) above, as each such law, regulation or order has been or may be amended, adjusted, modified or revised from time to time.

“Project Budget” shall mean the budget prepared by the Developer (and approved by the Members as part of the Final Proposal) for the acquisition (if applicable), construction and development of a Proposed Development, setting forth by line item the costs to be incurred in connection with such transactions and activities, as such Project Budget may be amended from time to time in accordance with Section 7.2(a)(ii). Each Project Budget shall include all amounts needed to consummate the acquisition (if applicable), construction and development of the applicable Property, including (a) the purchase price, closing costs, legal fees and expenses, and any other costs of such acquisition; (b) development and construction budget, FF&E budget and expected fees and other costs (including legal fees and other soft costs); and (c) a reasonable contingency amount for unexpected costs.

“Promote Distributions” shall mean the amounts distributable to Jernigan pursuant to clauses (g), (h) and (i) of Section 5.3, in each case solely to the extent that such distributions are in excess of Jernigan’s pro rata share of distributions in accordance with its Percentage Interest.

“Properties” shall mean the Company’s, the Subsidiaries’ and Borrower Groups’ direct and indirect interests in real property, together with all buildings, structures and improvements located thereon, fixtures contained therein, appurtenances attached thereto and all personal property owned directly or indirectly in connection therewith (each, a “Property”).

“Property Debt Ratio” shall mean, from time to time, with respect to an Approved Loan, a fraction, expressed as a percentage, the numerator of which is the aggregate amount of Debt incurred by the Company or any of its Subsidiaries to fund such Approved Loan and the denominator of which is the aggregate funded amount of the Approved Loan.

“Proposed Development” shall mean the development and construction (whether by ground-up development, conversion of an existing structure or by a combination thereof) of a self storage facility on a Potential Self Storage Site.

“Proposed Loan” shall have the meaning given in Section 3.1.

“Purchase Notice” shall have the meaning given in Section 13.3(b).

“Refinancing Event” shall have the meaning given in Section 18.1.

“Refinancing Event Payments” shall mean any payments made to Investor in connection with a consummated sale (whether pursuant to an Investor Put or Profits Interest Sale) pursuant to Article XVIII.

“Refinancing Group” shall mean the Borrower Group that undertook the Refinancing Event.

“Regulatory Allocations” shall have the meaning given in Section 11.6.

“Rejected Loan” shall have the meaning given in Section 3.3.

“Related Parties” shall have the meaning given in Section 3.6.

“Required Investor Amount” shall mean the Contributed Loan Balance, multiplied by nine (9).

“Reserves” shall mean, at any time, the total amount of the reserves established and maintained by the Company and the Subsidiaries, at that time, in amounts set forth in the annual Operating Budget or otherwise approved by the Executive Committee to be adequate and appropriate for current and future operating and working capital and for capital expenditures and other costs and expenses incident to the Company’s and the Subsidiaries’ business.

“Response Period” shall have the meaning given in Section 18.3(a).

“Restricted Person” shall mean (a) Jernigan, (b) any Key Person and (c) Jernigan Parent or any other Entity that, directly or indirectly, controls, is under common control with or is controlled by Jernigan, Jernigan Parent or any Key Person. As used in the preceding sentence, the term “controlled by” means the possession, directly or indirectly, of the ability (i) to vote more than ten percent (10%) of the outstanding voting securities of or voting interests in an Entity or (ii) otherwise to direct the management policies of such Entity, by contract or otherwise.

“Revised Partnership Audit Procedures” means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by P.L. 114 74, the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof) or any similar procedures established by a state, local, or non-U.S. taxing authority.

“ROFO Response Period” shall have the meaning given in Section 13.2(a).

“Rules” shall have the meaning given in Section 19.3(b).

“Sale Period” shall have the meaning given in Section 13.2(c).

“SDN List” shall mean the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, as such list is amended from time to time.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Share Cap” shall have the meaning given in Section 18.4.

“Shortfall” shall mean, at any given time, the aggregate amount of (a) costs and expenses that the Members authorize in the Operating Budget for the applicable Fiscal Year and that are specified in the Operating Budget to be funded by Additional Capital Contributions and (b) additional funds that are necessary and required by the Company or the Subsidiaries, after receipt of all cash available to the Company and the Subsidiaries from whatever sources and all payments from Reserves designated for such purposes, to pay Operating Expenses that are set forth in the Operating Budget for the applicable Fiscal Year and all debt service of the Company and the Subsidiaries for the applicable Fiscal Year; provided that the aggregate amount of any and all Shortfalls under clause (b) of this definition in any given Fiscal Year shall be capped at the aggregate amount of distributions made to the Members pursuant to Section 5.2 during that Fiscal Year. For the avoidance of doubt, Shortfalls under clause (b) for one Fiscal Year shall not be carried forward to subsequent Fiscal Years.

“Shortfall Capital Call” shall have the meaning given in Section 4.2(c).

“Subsidiary” shall have the meaning given in Section 2.6(a).

“Target Reduction Notice” shall have the meaning given in Section 3.7.

“Tax Returns” shall have the meaning given in Section 10.4.

“Threshold Amount” shall mean the lesser of:

(a)       an amount necessary to provide Investor with an Internal Rate of Return, solely with respect to the Approved Loan that has been refinanced pursuant to the Refinancing Event, equal to fourteen percent (14%) after taking into account (i) prior Capital Contributions made in connection with such Approved Loan and (ii) distributions of Operating Cash and Capital Proceeds in each case solely with respect to such Approved Loan; and

(b)      an amount necessary to provide Investor with an Internal Rate of Return equal to fourteen percent (14%) after taking into account all prior Capital Contributions and all prior distributions of Operating Cash, Capital Proceeds and other Refinancing Event Payments.

“Transfer” shall have the meaning given in Section 13.1(a).

“Treasury Regulations” shall mean the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Triggering Member” shall have the meaning given in Section 13.2(a).

“Underwriting Policies and Procedures” shall have the meaning given in Section 3.1(a).

“Unpermitted Transfer” shall mean a Transfer or Encumbrance with respect to a Member that is not permitted by the terms of this Agreement and to which the non-transferring Member has not otherwise expressly consented in writing.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.

“U.S. Publicly-Traded or Pension Entity” shall mean either (a) a Person (other than an individual) whose securities are listed on a national securities exchange in the United States of America or quoted on an automated quotation system in the United States of America or a wholly-owned subsidiary of any such Person or (b) an “employee pension benefit plan” or “pension plan,” as such terms are defined in Section 3(2) of ERISA.

Section 1.2.          Rules of Interpretation.

(a)          The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the term “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Underscored references to Articles, Sections or Exhibits shall refer to those portions of this Agreement, and any underscored reference to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of, or Exhibit to, this Agreement. Any time period set forth herein that ends on a day that is not a Business Day shall be deemed to end on the immediately following Business Day. All references in this Agreement to dollar amounts shall refer to United States currency.

(b)          Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement), other contractual instruments and organizational documents shall mean such agreements, instruments and documents as the same may be amended and/or modified from time to time in accordance with the terms thereof and (ii) references to any statute or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

ARTICLE II

FORMATION OF LIMITED LIABILITY COMPANY

Section 2.1.          Formation. The Company has been formed by the filing of the Certificate of Formation pursuant to the provisions of the Delaware Limited Liability Company Act (the “Act”). To the extent permitted by the Act, the provisions of this Agreement shall override the provisions of the Act in the event of any inconsistency between them. The Members hereby adopt and ratify the Certificate of Formation and all acts taken in connection therewith.

Section 2.2.          Name and Offices.

(a)          The name of the Company shall be “Storage Lenders LLC”. The Company shall do business under such name, or under any other name or names that the Members shall agree upon from time to time. If the Company does business under a name other than Storage Lenders LLC, the Manager shall file or cause to be filed an assumed name or fictitious name certificate or any other document as required by applicable law in appropriate jurisdictions and the Members shall execute such certificates, documents or other writings as may be reasonably requested by the Manager in connection therewith.

(b)          The address of the registered office of the Company in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company. The Manager may, from time to time, upon written notice to each Member and without amending this Agreement, change the Company’s registered agent and the address of its registered office.

(c)          The Company’s principal office shall be located at 191 North Wacker Drive, Suite 2500, Chicago, Illinois, 60606, or such other address as may be designated from time to time by the Manager.

(d)          The Manager shall cause the Company and each Subsidiary to register to do business as a foreign Entity in any jurisdiction where the Company or such Subsidiary will conduct its business and where such registration is required.

Section 2.3.          Business of the Company. The purpose of the Company shall be, directly or through one or more Subsidiaries, to provide developers with development financing to fund the acquisition and construction of self storage facilities in the United States; to acquire, convert, develop, construct, own, operate, manage, maintain, repair, lease and otherwise deal with self storage facilities and any other property owned by the Company or any Subsidiary; and to carry on any other business which may be agreed to by the Members. Without limiting the generality of the foregoing, subject to the terms of this Agreement, the Company is hereby authorized to engage in the following activities and cause any Subsidiary to engage in the following activities:

(a)          to negotiate, execute, deliver and perform agreements relating to the origination of Approved Loans (including the Loan Agreements and the Development Venture LLC Agreements);

(b)          to acquire, hold and own interests in various entities (including the Development Ventures);

(c)          to acquire, hold, use, operate, lease, own, convert, construct, develop, improve, manage and otherwise deal with all or any portion of the Acquired Properties;

(d)          to mortgage, sell, lease, assign, transfer, exchange or otherwise encumber or dispose of any of the Company Assets, or any portion thereof or interest therein;

(e)          to obtain temporary or permanent financing in the form of acquisition loans, participating loans, working capital loans, credit facilities, intermediate debt and long term debt for the purposes recited in this Section 2.3;

(f)          to make any investment and expenditure, to borrow money and to take any and all other actions which are incidental or reasonably related to any of the purposes recited in this Section 2.3;

(g)          to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or any Subsidiary or hold such proceeds against the payment of contingent liabilities;

(h)          to do any other act or activity, and carry on any business, related directly or indirectly to the provision of development financing;

(i)          to do any other act or activity, and carry on any business, related directly or indirectly to ownership in real property or interests therein; and

(j)          to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies under the Act that are incidental to and necessary, suitable or desirable for the accomplishment of the purposes specified in this Section 2.3.

Section 2.4.          Term. The term of the Company commenced on the date of the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved and liquidated in accordance with Section 17.2 and a Certificate of Cancellation has been filed pursuant to Section 17.4.

Section 2.5.          Interest in Development Ventures. In connection with each Approved Loan, the Company or one of its Subsidiaries and the Developer or one of its Affiliates shall enter into a Development Venture LLC Agreement for the Development Venture related to such Approved Loan, and in connection therewith the Company shall receive a profits interest in such Development Venture as described therein.

Section 2.6.          Subsidiaries.

(a)          Title to one or more Properties may be held by a separate, single purpose, limited liability company that is wholly owned by, and whose only members, partners and/or managers are, the Company and other limited liability companies wholly owned (directly or indirectly) by the Company (each a “Subsidiary”). It shall be the Manager’s duty and responsibility to duly form and maintain each Subsidiary, to cause each Subsidiary to be and remain in existence or good standing, as applicable, in its state of organization and qualified to do business in each jurisdiction in which it owns property, and to obtain appropriate employer and/or tax identification numbers (to the extent required) for each Subsidiary.

(b)          The operating agreement for each Subsidiary shall be in a form approved by the Executive Committee. The debts, obligations and liabilities of each Subsidiary, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Subsidiary, and neither the Company nor any Member shall be obligated personally for any such debt, obligation or liability solely by reason of its beneficial ownership interest in such Subsidiary.

(c)          Any provision of this Agreement giving the Members, the Authorized Representatives or the Manager, as applicable, the right or authority to take any action or refrain from taking any action, or cause the Company to take any action or refrain from taking any action, or limiting their respective rights or authority, shall be interpreted to give the applicable Person the identical right and authority (or limit on their rights or authority) with respect to causing the Company to take any such action or refrain from taking any action with respect to any Subsidiary (whether as the sole member or manager of such Subsidiary or otherwise).

Section 2.7.          Admission of Members.

(a)          Jernigan and Investor are hereby admitted as Members in the Company. As of the Effective Date, Jernigan and Investor are the only Members in the Company and shall constitute a single class or group of Members in the Company for all purposes of the Act. The Manager shall notify the Members of changes in Exhibit A, which shall constitute the record list of the Members for all purposes of this Agreement.

(b)          Additional Members may be admitted at such time and upon such terms and conditions as may be determined by the written consent of the Members pursuant to Article XIII.

ARTICLE III

Development Loans; BUSINESS OPPORTUNITIES

Section 3.1.          Development Loans. From time to time the Manager may propose that the Company provide non-recourse development financing to one or more Developers for the acquisition and construction of self storage facilities on one or more Potential Self Storage Sites (each such proposal, a “Proposed Loan”). The Members intend to make Gross Capital Contributions of up to the Investment Target during the Investment Period in connection with the Company’s funding of Approved Loans, it being understood that in no event shall any Member have any obligation to make any Capital Contributions except pursuant to Section 4.2.

(a)          In connection with each Proposed Loan, the Manager shall underwrite the Proposed Loan using the Underwriting Policies and Procedures of Jernigan Parent, adopted as November 1, 2015 (the “Underwriting Policies and Procedures”) (a copy of which has been provided to Investor prior to the Effective Date and Jernigan shall promptly provide to Investor any written updates, supplements or amendments thereto). If the Proposed Loan has been approved by the Manager’s Investment Committee, as defined in the Underwriting Policies and Procedures, then the Manager shall submit to the Executive Committee the materials reviewed by Jernigan and the Investment Committee provided for in Sections I through VI of the Underwriting Policies and Procedures, including those materials set forth in the list delivered to Investor by Jernigan on the date hereof, together with the applicable preliminary approval from the Investment Committee (as provided for in the Underwriting Policies and Procedures) of such Proposed Loan (collectively, the “Preliminary Offering Package”). The Executive Committee shall have ten (10) days after receipt of the Preliminary Offering Package to notify the Manager that it has preliminarily approved or disapproved, in the sole and absolute discretion of each of the voting Authorized Representatives, the Proposed Loan. If none of the Authorized Representatives designated by a Member or the Manager respond within such ten (10) day period, the Executive Committee shall be deemed to have disapproved the Proposed Loan. The Members agree that the Proposed Loan for each project in the Pending Portfolio shall be deemed to have received preliminary approval from the Executive Committee and the Members pursuant to this Section 3.1(a) as of the date hereof.

(b)          Upon receipt of preliminary approval from the Executive Committee with respect to a Proposed Loan, the Manager shall negotiate and investigate the Proposed Loan, including negotiating loan documents comprising, among other things, a Mezzanine Loan Agreement, a First Lien Loan Agreement and a Development Venture LLC Agreement with the Developer and its Affiliates, the other prospective borrowers and other relevant parties consistent with the Authority Guidelines. At such time as drafts of Mezzanine Loan Agreement, First Lien Loan Agreement and a Development Venture LLC Agreement have been fully negotiated with the Borrower Group, the Manager shall promptly deliver a copy of the final clean draft and blackline against the form of each such agreement to Investor together with a memorandum specifying all material exceptions, if any, to the Authority Guidelines, which final drafts and exceptions must be approved by the Executive Committee.

(c)          If, after engaging in further due diligence and negotiations with the Developer, the Manager believes a Proposed Loan should be closed, Jernigan’s Investment Committee shall review and approve, if it so chooses, a “Final Approval Package” (as such term is used in the list of required “Approval Materials” delivered to Investor by Jernigan on the date hereof). The Final Approval Package, together with the Investment Committee’s approval of it, any requested approvals contemplated by Section 3.1(b) and evidence as to proper zoning and suitability of the property for development of self-storage operations (collectively, the “Final Proposal”), shall then be delivered to the Executive Committee. The Executive Committee shall have six (6) Business Days after its receipt of a Final Proposal to notify the Manager that it has approved or disapproved, in the sole and absolute discretion of each of the voting Authorized Representatives, the Proposed Loan. If none of the Authorized Representatives designated by a Member or the Manager respond within such six (6) Business Day period, the Executive Committee shall be deemed to have disapproved the Proposed Loan. Upon approval by the Executive Committee, the Proposed Loan shall be referred to as an “Approved Loan” and the Proposed Development shall be referred to as an “Approved Project”, and the Company shall use reasonable efforts to close the transaction contemplated in the Final Approval Package with respect to such Approved Loan.

(d)          The Manager may elect not to present any particular property to the Executive Committee for preliminary approval pursuant to Section 3.1(a) or for final approval pursuant to Section 3.1(c). Notwithstanding the foregoing, if the Executive Committee has preliminarily approved a Proposed Loan pursuant to Section 3.1(a) but the Manager elects not to present such Proposed Loan to the Executive Committee for final approval pursuant to Section 3.1(c), the Manager shall promptly provide notice to the Members of such election and a written explanation of the reasons for such election (it being understood that neither the Manager nor any Restricted Person shall have any rights to offer such Proposed Loan to another Person or to originate or fund such Proposed Loan on its own as a result of such election). The Company (directly or through the Subsidiaries) shall not lend any funds or provide any other equity or debt financing unless the Manager has delivered to the Executive Committee a Final Proposal with respect to the subject property and the Executive Committee has approved the same, or unless each Member otherwise consents in writing.

(e)          Any and all costs and expenses incurred by the Manager in connection with pursuing a Proposed Loan prior to the Proposed Loan becoming an Approved Loan in accordance with Section 3.1(c) (the “Pre-Approval Costs”) shall be funded by the Company from amounts deposited or otherwise paid by the proposed borrowers (the “Deposits”). In the event the amount of Pre-Approval Costs for any Approved Loan exceeds the amount of the Deposits for such Approved Loan, such excess costs shall be funded by other funds available to the Company (including, if reasonably determined to be necessary by the Manager, funds obtained pursuant to a Shortfall Capital Call). In the event the amount of Pre-Approval Costs for any Proposed Loan that does not become an Approved Loan exceeds the amount of the Deposits for such Proposed Loan, such excess costs shall be the sole responsibility of the Manager.

(f)          All closing costs and other third-party costs associated with an Approved Loan shall be the responsibility of the Company, including any costs associated with transactions that are approved by the Executive Committee pursuant to Section 3.1(c) but that are never consummated.

Section 3.2.          Time Periods.

(a)          The period for investment by the Company pursuant to the terms hereof (the “Investment Period”) shall begin on the Effective Date and shall end on the earlier of (i) March 31, 2017 or (ii) the Investment Completion Date, or such later date as the Members may agree in writing.

(b)          All Approved Loans must be fully funded by March 31, 2019.

(c)          Notwithstanding the foregoing, at any time after December 31, 2016, if none of the then-existing Approved Loans have closed and the state of the financial markets has changed significantly from that as of the Effective Date, either Member may propose, by delivering written notice to the Manager and the other Members, that the Members restructure the terms of (x) the then-existing Approved Loans that have yet to be closed and/or (y) the Company, and the Company shall not close any such Approved Loan after such notice has been delivered without the prior written consent of each Member.

Section 3.3.          Exclusivity During the Restricted Period. During the Investment Period, Jernigan shall not, nor shall it permit any Restricted Person (other than the Company or the Subsidiaries) to, fund or provide any development loan or financing, directly or indirectly, to any Person for the development, construction or conversion of self storage facilities. Notwithstanding the foregoing, the Members agree that Jernigan or its Affiliates shall be entitled to fund or provide (a) any development loan or financing for any Proposed Loan for which the Manager submits a Preliminary Offering Package or Final Proposal but Investor (through its Authorized Representatives) does not grant initial approval pursuant to Section 3.1(a) or final approval pursuant to Section 3.1(c) (each such Proposed Loan, a “Rejected Loan”) and (b) those development loans and financings which are set forth on the list of “Jernigan Permitted Loans” delivered to Investor by Jernigan on the date hereof. For the avoidance of doubt, from and after the end of the Investment Period, Jernigan and its Affiliates, including Jernigan Parent, may fund or provide any development loan or financing, directly or indirectly, to any Person for the development, construction or conversion of self storage facilities, for its own account directly or indirectly through any subsidiary, subject only to the right of first offer with respect to future joint ventures described in Section 3.4 below.

Section 3.4.          Right of First Offer on Similar Joint Ventures. Notwithstanding anything in this Agreement, so long as Jernigan or one of its Affiliates is a Member and the Company holds any assets, Jernigan shall not, nor shall it permit any Restricted Person to (other than the Company or the Subsidiaries pursuant to this Agreement), make any investment of debt or equity or otherwise, directly or indirectly, in one or more new joint ventures or similar programs for the purposes of funding or providing development loans or financing, directly or indirectly, for the development, construction or conversion of self storage facilities, in each case without first offering such opportunity to Investor and its Affiliates to participate on substantially the same terms as those set forth herein, either through the Company or a newly formed joint venture.

Section 3.5.          Contributed Loans. The Members agree that each Contributed Loan shall be deemed to have received final approval from the Executive Committee and the Members pursuant to Section 3.1(c) as of the date hereof and shall be deemed to be an Approved Loan as of the date hereof. The Members shall negotiate commercially reasonable transfer procedures and documents to affect the transfer of each Contributed Loan and the related equity interest and rights of first refusal into the Company’s portfolio as promptly as possible (the “Contribution Documents”), and after such transfer the Company or a Subsidiary shall fund each such Contributed Loan on an ongoing basis from funds held by the Company or such Subsidiary.

Section 3.6.          Business Opportunities. Each Member recognizes that the other Members and their respective members, partners, shareholders, officers, directors, employees, agents, representatives and Affiliates (collectively, “Related Parties”), have, or may in the future have, other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and/or one or more Subsidiaries and each of the other Members and its Related Parties are entitled to carry on such other business interests, activities and investments. Each Member and its Related Parties may engage in or possess an interest in any other business or venture of any kind, independently or with others, including owning, financing, acquiring, leasing, promoting, developing, improving, operating, managing and servicing real property on its own behalf or on behalf of other entities with which any Member or its Related Parties is affiliated or otherwise, and, except as expressly set forth in Section 3.1(e), 3.3, or 3.4, each Member and its Related Parties may engage in any such activities, whether or not in competition with the Company and/or one or more Subsidiaries, without any obligation to offer any interest in such activities to the Company, to any Subsidiary or to any Member. Except as provided in Section 3.1(e), 3.3, or 3.4, none of the Company nor any Subsidiary, nor any Member, shall have any right by virtue of this Agreement in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if in competition with the business of the Company and/or one or more Subsidiaries, shall not be deemed wrongful or improper.

Section 3.7.          Investment Target. Notwithstanding anything in this Agreement to the contrary, Investor may, at any time on or before the date that is sixty (60) days after the Effective Date, deliver written notice (the “Target Reduction Notice”) to the Manager that it has not completed the anticipated co-investment with respect to Investor (and that it does not expect to have done so within such sixty (60) day period). From and after such time as Investor delivers the Target Reduction Notice, the Investment Target shall be $42,000,000 (including the aggregate principal amount of the Contributed Loans) and Jernigan shall have no further obligations (and Investor shall have no further rights) under Section 3.3 or Section 3.4 of this Agreement. Investor shall state in any Target Reduction Notice whether it elects to (i) cause the Company to return to Jernigan a portion of its initial Capital Contribution described in Section 4.1 such that Jernigan’s Net Invested Capital equals the product of its Capital Ratio multiplied by $42,000,000 (such return of Capital Contributions to be effected by Investor promptly making a Capital Contribution in like amount and the Company promptly distributing such amount to Jernigan), or (ii) cause the Company to retain all of Jernigan’s initial Capital Contribution as a Capital Contribution by Jernigan.

ARTICLE IV

CAPITAL CONTRIBUTIONS; financing

Section 4.1.          Initial Contributions. Pursuant to the Contribution Documents, the Members acknowledge and agree that, as soon as reasonably practicable after the Effective Date, Jernigan shall contribute and assign to the Company (or one or more Subsidiaries) all of its rights and interests in the Contributed Loans pursuant to and in accordance with the Contribution Documents. In exchange therefor, Jernigan shall be deemed to have made a Capital Contribution equal to the then outstanding principal and unpaid interest on the Contributed Loans on the date of such contribution (the “Contributed Loan Balance”).

Section 4.2.          Additional Capital Contributions.

(a)          Each Member shall make additional Capital Contributions from time to time in accordance with this Section 4.2. All additional Capital Contributions shall be made in cash unless otherwise expressly approved by all of the Members. Unless otherwise approved by the Executive Committee, Investor shall contribute 100% of such additional Capital Contributions until Investor has made aggregate Capital Contributions equal to the Required Investor Amount and, thereafter, each Member shall contribute its pro rata share (based upon its Capital Ratio) of the amount of any additional Capital Contributions. The Manager shall notify each Member once the aggregate amount of Capital Contributions by Investor has met the Required Investor Amount.

(b)          Each Member shall make additional Capital Contributions from time to time to fund Approved Loans, in each case in accordance with this Section 4.2(b). At least ten (10) days prior to the commencement of each calendar month following the approval of any Approved Loan, the Manager shall provide to the Members, for each Approved Loan, a written statement of the Manager’s reasonable estimate, based on its knowledge and providing a reasonably detailed explanation, of the anticipated required amounts in such calendar month to fund such Approved Loan as set forth in the applicable Project Budget(s) for such Approved Loan approved by Members in accordance with Article III (or any update thereof approved by the Members) (each written statement, an “Approved Loan Capital Call”). As soon as practicable (and in no event later than twelve (12) Business Days) after the receipt of such written estimate, each Member (subject to the provisions of Section 4.2(a)) shall make a Capital Contribution in an amount equal to its Capital Ratio multiplied by the aggregate amount specified in such Approved Loan Capital Call. The amount of each Approved Loan Capital Call together with all prior Approved Loan Capital Calls for a specific Approved Project shall not exceed the amount set forth in the Project Budget for such Approved Project approved by the Executive Committee (or updates thereof approved by the Executive Committee). If funding of the Approved Loan is required to be delivered by the Company to the prospective borrower in advance of any of the foregoing deadlines for the making of the applicable Capital Contributions, Jernigan, in its sole discretion, shall be entitled to fully fund up to 100% of the amount of such Capital Contribution and the portion of such Capital Contribution owing by Investor shall be treated as a loan to the Company (any such loan, a “Advancement Loan”). Jernigan shall be entitled to receive interest on any such Advancement Loan at an interest rate of 6.9% per annum, and any such Advancement Loan shall otherwise be treated in the same manner as Default Loans and Priority Loans for purposes of Sections 5.2 and Section 5.3. Any Advancement Loan shall be paid off in full by the Company upon receipt of Investor’s portion of the applicable Capital Contribution. The making of such Advancement Loan shall not relieve any other Member from its obligation to make a Capital Contribution in the amount of its proportionate share of the Approved Loan Capital Call.

(c)          If, at any time or from time to time, the Manager determines that additional funds are required by the Company to fund a Shortfall, the Manager may (but in no event more than one time per month) request that each Member make additional Capital Contributions to fund the amount of such Shortfall by delivering written notice to all Members identifying the amount of the Shortfall and providing a reasonably detailed explanation of the cause of such Shortfall (each such notice, a “Shortfall Capital Call”). Each Member shall, within twelve (12) Business Days of receipt of a Shortfall Capital Call, contribute its pro rata share (based on its Capital Ratio) of the amount of the applicable Shortfall as specified in the Shortfall Capital Call (subject to the provisions of Section 4.2(a)). If funding of a Shortfall is required in advance of any of the foregoing deadlines, Jernigan, in its sole discretion, shall be entitled to fully fund up to 100% of the amount of such Capital Contribution and the portion of such Capital Contribution owing by Investor shall be treated as an Advancement Loan as described in Section 4.2(b). Any Advancement Loan shall be paid off in full by the Company promptly following receipt of Investor’s portion of the applicable Capital Contribution. The making of such Advancement Loan shall not relieve any other Member from its obligation to make a Capital Contribution in the amount of its proportionate share of the Shortfall Capital Call.

(d)          Other than as set forth in this Section 4.2 (and any Capital Contribution required of Investor pursuant to Section 3.7), the Members shall make additional Capital Contributions only to the extent that the Members agree that such additional Capital Contributions shall be made and at such time as agreed to by the Members or as determined by the Executive Committee.

(e)          All Capital Contributions pursuant to this Section 4.2 shall be made in immediately available funds, which shall be made in cash by wire transfer to the accounts specified in the written notice delivered by the Manager on or prior to the payment date specified in the notice. The Manager shall deliver written notices with respect to all Capital Contributions pursuant to this Section 4.2 identifying the amount of the Capital Contribution and providing a reasonably detailed explanation of the purpose of such Capital Contribution, in each case no less than twelve (12) Business Days prior to the payment date specified in the notice. Additional Capital Contributions shall be paid by the Members on or before the payment date specified in the notice.

Section 4.3.          Company Capital. The Manager shall cause the Company’s books and records to contain entries indicating the type and amount of Capital Contributions made to the Company by each Member and, if applicable, the return thereon. No Member shall have the right to withdraw all or any part of its Capital Contribution or to receive any return on or of any portion of its Capital Contribution except as specifically provided in this Agreement.

Section 4.4.          Defaulting Members.

(a)          If at any time any Member fails to make all or any portion of any required Capital Contribution on the date specified therefor in accordance with Section 4.2 and such failure shall continue beyond ten (10) Business Days from the date such Capital Contribution is due (each, a “Payment Default”), the Member failing to pay such amounts shall be deemed to be a Defaulting Member under Article XVI.

(b)          In addition, without limiting any other remedies that may be available pursuant to Article XVI, upon the occurrence of any Payment Default, the non-defaulting Member (the “Non-Defaulting Member”) may, in its sole discretion and upon written notice to the Defaulting Member and the Company, contribute to the Company the Defaulting Member’s share of such requested amount, in which case the Non-Defaulting Member shall designate all of such amount made by the Non-Defaulting Member in respect of the related request therefor (including both the Non-Defaulting Member’s and, if it elects to contribute such amount, the Defaulting Member’s portion thereof) as a loan by the Non-Defaulting Member to the Company (a “Default Loan”). The making of a Default Loan by a Non-Defaulting Member shall not constitute a cure of the breach by the Defaulting Member of its obligations pursuant to this Article IV. Each Default Loan (i) shall be a loan by the Non-Defaulting Member to the Company, (ii) shall bear interest at the Default Rate and (iii) shall be repaid on a priority basis from Operating Cash and Capital Proceeds (with all costs associated with the Default Loan being the responsibility of the Defaulting Member, except that the repayment of principal and interest shall be a Company obligation). The Capital Account of the Non-Defaulting Member shall not be credited with the amount of any Capital Contribution designated as a Default Loan. The repayment of a Default Loan and payment or reimbursement of any interest or expenses thereunder shall not constitute a return of Capital Contributions, shall not reduce the Non-Defaulting Member’s Capital Account, and the receipt of such amounts shall not be considered for purposes of determining the Internal Rate of Return of the Non-Defaulting Member hereunder. In the event Investor makes a Default Loan, such Default Loan shall be structured in a manner that Investor reasonably determines is necessary to ensure such Default Loan’s treatment as a “real estate asset” for purposes of Section 856(c)(5) of the Code.

Section 4.5.          Loans by Members or Affiliates. Any Member or Affiliate may (but shall not be obligated to) at any time lend money or guarantee a loan to the Company to finance Company operations, to finance or refinance any assets of the Company, to pay the debts and obligations of the Company, or for any other Company purpose; provided that, unless a loan or guarantee is specifically permitted pursuant to this Agreement, such Member or Affiliate must first obtain the prior written approval of the Executive Committee for such loan or guarantee. Except as otherwise approved by the Executive Committee, if any Member or its Affiliates lends funds to the Company (any such loan, a “Priority Loan”), such Member or Affiliate shall be entitled to receive interest on such Priority Loan at an interest rate of fifteen percent (15%) per annum, compounded monthly, and any such Priority Loan shall otherwise be treated in the same manner as Default Loans for purposes of Sections 5.2 and Section 5.3. In no event shall the Company pay any fee to a Member or any Affiliate of a Member for providing any loan (including a Priority Loan) or guaranty to or for the benefit of the Company or any Subsidiary.

Section 4.6.          Nonrecourse Financing.

(a)          The Members anticipate that third-party financing, including one or more revolving credit facilities, may be utilized in connection with the making of Approved Loans. Any Approved Loan funded in whole or in part by any such third-party financing shall have a Property Debt Ratio of not more than sixty percent (60%). All such Debt shall comply with the provisions of this Section 4.6 and shall include such additional terms and conditions as may be approved by Investor. Investor or its Affiliate or, at Investor’s election, the Manager, shall be responsible for arranging any Debt to be incurred by the Company in accordance with the terms hereof; provided that (a) such Debt shall be non-recourse to either Member (except for reasonable and customary bad boy carveouts for fraud, willful misconduct or bad faith on the part of the Manager or any Member), and (b) the other terms and documentation of any Debt shall be approved by Investor in its sole discretion. The Company shall directly pay, or promptly reimburse Investor and/or the Manager for, all reasonable out-of-pocket expenses incurred by such Person in arranging such Debt, upon such Person’s request from time to time. No application, commitment or other loan document obligating the Company or any Subsidiary to pay any non-refundable fees, costs or other amounts shall be executed without the prior approval of Investor.

(b)          In the event Company incurs any Debt arranged by Investor or its Affiliates, the Company shall pay Investor an arrangement fee equal to 0.25% of the loan (or commitment) amount in connection therewith.

(c)          The Manager shall use reasonable efforts to cause the loan documents for all third-party loans to the Company or any Subsidiary to require that a separate copy of all notices of default thereunder be delivered to all Members at the same time such notices are delivered to the Company or any Subsidiary. In the absence of such provision, the Manager shall deliver to all Members a copy of any notice of default under any such loan documents promptly after the Company’s or any Subsidiary’s receipt of the same.

Section 4.7.          Completion Guarantees.

(a)          The Manager shall ensure that the Developer for each Approved Project shall deliver a completion guarantee to the Company in connection with the closing of the applicable Approved Loan (a “Developer Completion Guarantee”) whereby the Developer will agree to cover all costs in excess of the aggregate amounts set forth in the Project Budget. Any Member or the Manager shall have the right to cause the Company to enforce any Developer Completion Guarantee and to cause the Company to take any reasonable actions in connection therewith.

(b)          For each Approved Project, Jernigan shall deliver a backstop completion guarantee to the Company in the form of Exhibit C hereto to guarantee completion in the event the Developer does not satisfy its obligations under the Developer Completion Guarantee (the “Jernigan Guarantee”). Investor shall have the sole and exclusive right to cause the Company to enforce any Jernigan Guarantee and to cause the Company to take any reasonable actions in connection therewith (including, subject to Section 7.2(a)(ii) and Section 7.2(a)(iii), with respect to reviewing and approving any “Plan” as provided for therein or otherwise granting any consent or approval pursuant to any provision thereof or any waiver of any requirements thereof). Any amounts paid by Jernigan pursuant to one or more Jernigan Guarantees (the “Jernigan Guaranteed Payment Amount”) shall not be deemed a Capital Contribution or otherwise be recoverable from the Company or any Subsidiary except upon a distribution of Capital Proceeds as set forth in Section 5.3(e).

ARTICLE V

distributions

Section 5.1.          Distributions in General. To the maximum extent permitted by the Act and except as otherwise provided in this Article V, the Company shall distribute all Operating Cash for each month to the Members by the fifteenth (15th) day of the subsequent month and shall distribute Capital Proceeds to the Members as soon as reasonably practicable after its receipt of such amounts unless reinvestment of such Capital Proceeds has been approved by the Members; provided that such distributions of Operating Cash may be based on a reasonable and good faith estimate of Operating Cash for such month, in which case such estimate shall be reconciled with the actual Operating Cash for such month prior to the fifteenth (15th) day of the month subsequent to such distribution, and Operating Cash (whether actual or estimated) distributed to the Members in such subsequent month shall be adjusted to reflect the actual Operating Cash for such prior month. All distributions to the Members pursuant to this Article V shall be based on the Operating Cash and Capital Proceeds attributable to the Company and Subsidiaries, and the Manager shall cause the Subsidiaries to distribute any available Operating Cash and Capital Proceeds to the Company so as to permit the distribution of such amounts to the Members in accordance with this Section 5.1. To the extent permitted by the Act and this Agreement, the Company may make additional distributions to Members at any time. All distributions shall be made concurrently to all Members on the date set for purposes of such distribution. The Manager’s calculation of Operating Cash (whether actual or estimated) for the purpose of determining distributions pursuant to Section 5.2 shall be reviewed and approved by the Executive Committee prior to such distribution.

Section 5.2.          Distributions of Operating Cash. The Company shall cause distributions of Operating Cash to be made in the following order and priority:

(a)          first, to the Members, pro rata and pari passu based on the outstanding principal and accrued but unpaid interest of the Members’ outstanding Default Loans, Priority Loans and Advancement Loans, in repayment of (x) first, any unpaid accrued interest and (y) then to the outstanding principal thereof, until each Default Loan, Priority Loan and Advancement Loan has been repaid in full;

(b)          second, 100% to Jernigan until Jernigan has received the Management Distribution Amount; and

(c)          third, to the Members, pro rata and pari passu, based on the Members’ respective Percentage Interests.

Section 5.3.          Distributions of Capital Proceeds. The Company shall cause distributions of Capital Proceeds to be made in the following order and priority:

(a)          first, to the Members, pro rata and pari passu based on the outstanding principal and accrued but unpaid interest of the Members’ outstanding Default Loans, Priority Loans and Advancement Loans, in repayment of, (x) first, any unpaid accrued interest and (y) then to the outstanding principal thereof, until each Default Loan, Priority Loan and Advancement Loan has been repaid in full;

(b)          second, 100% to Jernigan until Jernigan has received the Management Distribution Amount to the extent not previously received with respect to any Approved Loan;

(c)          third, to the Members, pro rata and pari passu, in accordance with the Members’ Percentage Interests until each Member has received a return of its Net Invested Capital;

(d)          fourth, to the Members, pro rata and pari passu, in accordance with the Members’ Percentage Interests until Investor has received the aggregate amount required to provide Investor with an Internal Rate of Return equal to fourteen percent (14%) after taking into account all prior Capital Contributions and distributions of Operating Cash, Capital Proceeds and Refinancing Event Payments to Investor (other than distributions pursuant to Sections 5.2(a) and 5.3(a)),

(e)          fifth, to Jernigan until Jernigan has received an amount equal to the then-outstanding Jernigan Guaranteed Payment Amount;

(f)          sixth, if a Frozen Promote Removal has occurred, to Jernigan until Jernigan has received an amount equal to the Removed Manager Promote Amount;

(g)          seventh, to Investor (in an amount equal to its Percentage Interest less 10%) and to Jernigan (in an amount equal to its Percentage Interest plus 10%) until Investor has received an aggregate amount required to provide it with an Internal Rate of Return equal to seventeen percent (17%) after taking into account all prior Capital Contributions and distributions of Operating Cash, Capital Proceeds and Refinancing Event Payments to Investor (other than distributions pursuant to Sections 5.2(a), and 5.3(a)));

(h)          eighth, to Investor (in an amount equal to its Percentage Interest less 20%) and to Jernigan (in an amount equal to its Percentage Interest plus 20%) until Investor has received an aggregate amount required to provide it with an Internal Rate of Return equal to twenty percent (20%) after taking into account all prior Capital Contributions and distributions of Operating Cash, Capital Proceeds and Refinancing Event Payments to Investor (other than distributions pursuant to Sections 5.2(a), and 5.3(a)); and

(i)          thereafter, to Investor (in an amount equal to its Percentage Interest less 30%) and to Jernigan (in an amount equal to its Percentage Interest plus 30%);

provided that, notwithstanding the foregoing distribution provisions of this Section 5.3:

(X)         no Promote Distributions shall be paid to Jernigan until the earlier to occur of the following: (a) Investor has received distributions in an aggregate amount equal to 1.48 times its aggregate Capital Contributions (after taking into account all prior distributions of Operating Cash, Capital Proceeds and Refinancing Event Payments to Investor, other than distributions pursuant to Sections 5.2(a) and 5.3(a)) and (b) the third anniversary of the Effective Date; and

(Y)         if (i) Jernigan has resigned as the Manager or (ii) if Jernigan has been removed as Manager pursuant to Section 7.4(b)(i) (Event of Default) or Section 7.4(b)(iii) (Insolvency), then after the effective date of such resignation or removal, no Promote Distributions shall be paid to Jernigan and any Capital Proceeds remaining after any distributions pursuant to clause (f) of this Section 5.3 shall be distributed to the Members, pro rata and pari passu, in accordance with the Members’ Percentage Interests. For the avoidance of doubt, the previous sentence shall have no effect on the calculation and payment of the Removed Manager Promote Amount in the event of a Frozen Promote Removal.

Section 5.4.          Distributions in Kind. No distributions of assets other than cash shall be made without the consent of the Members other than in accordance with Article XVIII hereof. If assets other than cash are distributed, such assets shall be deemed to be equal to their fair market value as reasonably determined by the Members (net of any liabilities securing such distributed assets that the recipient Members are considered to assume or take subject to under Section 752 of the Code). Any gain or loss associated with such assets shall be allocated to the Members’ Capital Accounts in accordance with Article XI and adjustments to Capital Accounts in respect of distributions of such assets shall reflect its fair market value in accordance with Section 1.704-1(b)(2)(iv)(e) of the Treasury Regulations.

Section 5.5.          Distributions upon Dissolution and Termination. Upon dissolution and termination of the Company, the final distribution of the Company’s assets shall be made pursuant to the provisions of Section 17.2.

Section 5.6.          Limitation on Distributions. Notwithstanding any provision to the contrary in this Agreement, the Company shall not knowingly make any distribution that would violate the Act or other applicable law.

ARTICLE VI

MEMBERS

Section 6.1.          Registered Members. The Company may treat the holder of record of any Membership Interest as the holder in fact of the Membership Interest for all purposes and, accordingly, is not bound to recognize any equitable or other claim to or interest in the Membership Interest on the part of any other Person, whether or not it has express or other notice of the claim or interest, except as expressly provided by this Agreement or the laws of the State of Delaware.

Section 6.2.          Limited Liability of Members.

(a)          No Member, in such capacity or as a Manager, shall (i) be liable for the debts, liabilities, contracts or any other obligation of the Company or any Subsidiary, except to the extent expressly provided herein or in the Act, (ii) be liable for the debts or liabilities of any other Member, (iii) be required to contribute to the capital of, or loan, the Company or any Subsidiary any funds other than as expressly required in this Agreement, (iv) be liable, except to the extent expressly required by the Act, for the return of all or any portion of the Capital Contributions of any Member, or (v) except as otherwise expressly provided herein, have any priority over any other Member as to the return of its contributions to capital or as to compensation by way of income. Except as expressly provided in the Act or this Agreement, all debts, obligations and liabilities of the Company or any Subsidiary, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company or Subsidiary, as applicable, and no Member shall be obligated personally for any such debt, obligation or liability of the Company or any Subsidiary solely by reason of being a Member or the Manager.

(b)          Except as expressly required by law, no Member (in its capacity as a Member, but not as a Manager) shall have any liability in excess of (i) the amount it has committed to contribute or pay hereunder and (ii) the amount of any distributions wrongfully distributed to it (and then only to the extent required by law).

(c)          Notwithstanding anything herein to the contrary, the Members agree that if they are required by law to recontribute to the Company any amounts previously distributed to them with respect to any Property, that, as between the Members, such recontributions shall be made in the reverse order that distributions were most recently made under the waterfall set forth in Section 5.2 or 5.3, as the case may be.

Section 6.3.          Limitation on Member Actions. Except as expressly authorized by this Agreement, no Member shall, directly or indirectly, do any of the following without the written consent or approval of all of the other Members: (a) withdraw from the Company, (b) voluntarily dissolve, terminate or liquidate the Company, (c) petition a court for the dissolution, termination or liquidation of the Company or (d) cause any property of the Company to be subject to the authority of any court, trustee or receiver (including suits for partition and bankruptcy, insolvency and similar proceedings). Except for approvals of Members or matters to be determined by Members as provided in this Agreement, no Member, in such capacity, may (i) act for or on behalf of the Company or take part in the operation, management or control of the Company’s business, (ii) transact any business in the name of the Company or (iii) have the authority or power to sign documents for or otherwise bind the Company; provided that such restriction shall not apply to any action taken by a Member who is the Manager and takes such action in its capacity as Manager.

ARTICLE VII

THE MANAGER

Section 7.1.          Powers and Responsibilities. The Manager of the Company shall be Jernigan or such other Person as may be appointed to serve as the Manager from time to time by agreement of all of the Members or pursuant to Investor’s rights under Sections 7.4, 13.3 or 16.2. The Manager shall manage and administer the day-to-day (a) business and affairs of the Company and the Acquired Properties, including the implementation of the Major Decisions approved by the Executive Committee, and (b) loan servicing and other administration of the Approved Loans. The Manager shall report regularly (at least quarterly and at such other times as a Member may reasonably request) to the Executive Committee as to the status of and compliance with the Annual Business Plan and Major Decisions as well as the other business affairs of the Company and any Approved Loans. The Manager shall conduct the ordinary and usual business affairs of the Company as provided in this Agreement, and shall cause the Company to cause each Subsidiary to conduct the ordinary and usual business affairs of such Subsidiary in accordance with this Agreement, in each case using the same standard of care, devotion of time, diligence and prudence used by the Manager in the conduct of business for its own account. Without limiting the foregoing (but subject to and limited by the any express conditions set forth in this Agreement, including Section 7.2), the Manager shall have full power and authority to do each of the following to the extent necessary for the conduct of the Company’s business, and to cause the Company to take such actions and to cause the Subsidiaries to do the same:

(a)          to supervise or arrange for the supervision of day-to-day operations of the Company and the Subsidiaries and the day-to-day operations of any servicer or property manager retained by the Company or any Subsidiary with respect to each Approved Loan and/or Acquired Property;

(b)          to institute, prosecute, defend or settle any legal, arbitration or administrative actions or proceedings on behalf of or against the Company or the Subsidiaries, subject to the provisions of Section 7.2(a)(ix) and Section 7.2(a)(xiv); provided that with respect to any such action or proceeding involving a claim or series of related claims against the Company or any Subsidiary totaling more than fifty thousand dollars ($50,000) and not covered by insurance, the Manager shall give the Members prompt written notice of such lawsuit or proceeding, and all Members shall have the opportunity to consult with the Manager (and the Manager shall in good faith consider all consulting Members’ reasonable opinions) regarding the Company’s or any Subsidiary’s defense of the action;

(c)          retain attorneys, consultants and other independent contractors to the extent such professional services are required to carry on the business of the Company and the Subsidiaries, provided that such attorneys have been pre-approved by Investor;

(d)          to collect all payments due and owing to the Company or any Subsidiary;

(e)          to incur normal operating expenses of, and to pay the obligations of, the Company or any Subsidiary and to enter into, perform and carry out contracts and agreements on behalf of the Company or any Subsidiary for the conduct of the Company’s or any Subsidiary’s business;

(f)          to obtain and maintain liability and other insurance coverage for the Acquired Properties and other assets of the Company and the Subsidiaries in such amounts and with such coverages as required under the Financing Documents or as additionally set forth in the Annual Business Plan;

(g)          subject to the provisions of Section 7.2(a)(v) and Investor’s rights under Section 8.3, to perform, or cause to be performed, all of the obligations of the Company and the Subsidiaries and to exercise, or cause to be exercised, all rights of the Company or the Subsidiaries under any agreement (including the Financing Documents, the Loan Agreements, the Development Venture LLC Agreements, and any limited liability company agreement, partnership agreement, joint venture agreement, shareholder’s agreement or other similar agreement) to which the Company, any Subsidiary or any nominee of the Company or any Subsidiary is a party;

(h)          to cause the Company and the Subsidiaries to pay all taxes, assessments, rents and other impositions applicable to assets of the Company and the Subsidiaries and undertake, when appropriate, any action or proceeding seeking to reduce such taxes, assessments, rents or other impositions;

(i)          to open and maintain bank accounts for the Company and the Subsidiaries, provided that withdrawals from any such bank accounts may be made only upon the signature or instructions of a Key Person or any other authorized parties designated by the Manager;

(j)          to coordinate the preparation and filing of tax returns on behalf of the Company and the Subsidiaries in each federal, state, local or foreign tax jurisdiction in which such filings are required;

(k)          to do any and all acts which may be necessary or desirable for the proper lending and servicing of the Approved Loans;

(l)          to do any and all acts which may be necessary or desirable for the proper management and maintenance of the Acquired Properties;

(m)          to execute and deliver such documents on behalf of the Company and the Subsidiaries as it reasonably deems necessary or desirable in connection with the foregoing provisions; and

(n)          to do any act that is reasonably necessary or desirable to carry out any of the foregoing.

The Manager shall not be required to devote a particular amount of time to the business of the Company and the Subsidiaries. Subject to Section 3.1(e), all costs and expenses incurred by the Manager that are exclusively related to the conduct and operations of the Company’s and the Subsidiaries’ business shall be borne by the Company to the extent set forth in the Operating Budget or otherwise incurred in compliance with the terms of this Agreement.

Section 7.2.          Major Decisions.

(a)          Notwithstanding any contrary provision contained herein, the Manager shall not cause the Company or permit the Subsidiaries to take any of the following actions (each, a “Major Decision”) without the approval of the Executive Committee:

(i)          adopt or amend any approved Annual Business Plan or Operating Budget (or any update thereto);

(ii)         amend or modify (or consent to the amendment or modification of) any Project Budget for an Approved Project, unless the aggregate costs set forth therein are reduced, or any increase in such costs is borne exclusively by the Developer and/or Jernigan (pursuant to the Developer Completion Guaranty, the Jernigan Guaranty or any other written agreement that has been provided to Investor);

(iii)        amend or modify (or consent to the amendment or modification of) the plans and specifications of any Approved Project, unless such amendment or modification does not result in any of the following: (A) net rentable square footage of the Approved Project decreasing by greater than 1,000 net rentable square feet, (B) altering the unit mix in a manner that, at current or initial rental rates, would have a greater than 3.0% negative impact on projected revenue at stabilization, or (C) in the reasonable determination of the Manager, have a material impact on the quality of the Approved Project (it being understood that the Manager shall provide to Investor all correspondence regarding any proposed design change affecting the appearance or structural integrity of the Approved Project prior to amending or modifying (or consenting to the amendment or modification of) any plans and specifications of an Approved Project);

(iv)        purchase or acquire, or contract or commit to purchase or acquire, any property or asset other than in the ordinary course of business (including any loan or any equity interests of any kind);

(v)         (A) borrow any money, enter into any credit facility, or enter into any financing, refinancing or loan transaction, including any Mortgage Loan or Financing Document, or grant a security interest in the Subsidiaries or in all or any portion of the Properties, or (B) amend the terms and conditions of any existing financing or make elections with respect to interest periods, interest rates, prepayment or other material provisions under any financing;

(vi)        enter into any property management agreement, servicing agreement or leasing brokerage or listing agreement;

(vii)        enter into any construction, development or renovation agreement or construction management agreement;

(viii)      enter into or amend any contract between the Company or any Subsidiary, on the one hand, and the Manager or an Affiliate of the Manager, on the other hand;

(ix)         settle any uninsured legal, arbitration or administrative claim or proceeding asserted or brought against the Company or any Subsidiary, or confess a judgment against the Company or any Subsidiary, unless such settlement or confession is (A) for interest amounts payable under an Approved Loan or tenant receivables incurred in the ordinary course of business, (B) at a cost to the Company or a Subsidiary equal to or less than the amount expressly provided in the Operating Budget as a separate line item specifically identifying the particular claim or proceeding, or (C) if no amount is provided therefor in the Operating Budget, equal to or less than fifty thousand dollars ($50,000) (for purposes of this paragraph, a claim does not become “uninsured” solely because of the deductible under an insurance policy maintained by the Company or Subsidiary, as applicable, and the Manager shall be authorized, without the consent of the Executive Committee and on the recommendation of the insurer, to settle any such claims that are otherwise insured and in connection therewith cause the Company or the Subsidiary, as applicable, to pay the deductible, provided that such deductible does not exceed $50,000);

(x)          commit the Company or the Subsidiaries to any capital or operating expenditures in excess of the Operating Budget, except as set forth in Sections 8.1(c) and (d);

(xi)         following the receipt of final approval of the Members of a Proposed Loan pursuant to Section 3.1(c), execute or consent to any material adverse change or waiver in or any amendment to any Loan Agreements or Development Venture LLC Agreements;

(xii)        rebuild or reconstruct the improvements on an Acquired Property if they are substantially (i.e. more than ten percent (10%) of the gross leasable area of the buildings located on the Property or more than ten percent (10%) of the value of the Property) damaged by a fire or other casualty;

(xiii)      file or settle lawsuits or other proceedings (including any foreclosure proceedings for one or more of the Properties), except for (A) actions to recover amounts payable under any Approved Loan or rents (including the imposition and execution of liens on tenants’ property) and other amounts payable to the Company or any Subsidiary under leases and other occupancy agreements affecting the Acquired Properties, or to enforce rights for nonmonetary breaches or defaults under the Loan Agreements or such leases or other occupancy agreements, (B) the defense by insurers of insured claims, (C) actions against vendors, suppliers and subcontractors in the ordinary course of business, or (D) settling suits brought by a borrower or tenant and other liability claims for which the Company and the Subsidiaries maintain insurance;

(xiv)        make any change of the Company’s or any Subsidiary’s accountants or preparers of the Company’s or any Subsidiary’s Tax Returns or settle any dispute with respect to the Company’s or any Subsidiary’s taxes;

(xv)         change the name of the Company;

(xvi)        require or permit any Member to make a Capital Contribution other than as set forth in Article IV;

(xvii)      consolidate or merge with or into any other Entity, or purchase or otherwise acquire all or substantially all of the assets or any stock or shares of any class of any Entity, or otherwise engage in any recapitalization, joint venture or other business combination (other than the Development Venture LLC Agreements);

(xviii)     except in accordance with the provisions of Section 13.2, Dispose of all or any portion of, or any estate or interest in, any Approved Loans, any Acquired Properties, any interest in the Development Ventures or any other asset (including goodwill and the equity interests in any Subsidiary) of the Company or the Subsidiaries;

(xix)        provide any approval or consent of the Company or a Subsidiary required under the Development Venture LLC Agreements (including in respect of the right of first refusal on a sale transaction);

(xx)         to the fullest extent permitted by law, dissolve or liquidate, in whole or in part, make an assignment for the benefit of any creditor, file or otherwise initiate on behalf of the Company or any Subsidiary a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or for a substantial part of its property, commence any proceeding under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect, consent or acquiesce in the filing of (or invoke or cause any person to file) any such petition, application or proceeding, or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Subsidiary or any substantial part of its property, or admit its inability to pay its debts generally as they become due or authorize any of the foregoing to be done or taken on behalf of the Company or any Subsidiary, or consent to or acquiesce in (A) the filing or other initiation of an involuntary petition for relief against the Company or any Subsidiary under any Chapter of the Bankruptcy Code, or (B) the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) for the Company or any Subsidiary of all or substantially all of its respective assets;

(xxi)        enter into, renew, materially modify or terminate any material lease agreement for the lease of space to tenants at the Acquired Properties except to storage tenants on the standard form of lease used by the property manager in the relevant jurisdictions as in effect from time to time, or on other lease forms that have been approved by the Executive Committee; or

(xxii)      enter into any agreement or other arrangement with any third party requiring the continued ownership, control, employment or other involvement of the Manager or any Affiliate of the Manager with the Company or the Properties;

provided, however, that none of the foregoing actions described in this Section 7.2(a) shall require approval of the Executive Committee or any Member to the extent that (1) such actions are specifically contemplated by the Annual Business Plan, the Operating Budget or agreements previously and duly approved by the Executive Committee, (2) such actions are required by applicable law or (3) such actions are Emergency Situation Responses.

(b)          Except as otherwise provided in this Agreement, no action shall be taken, sum expended, decision made or obligation incurred by the Company or any Subsidiary with respect to a matter that is a Major Decision, unless such matter has been approved by the Executive Committee. Approval of the Executive Committee of a Major Decision shall require the affirmative vote of at least one (1) Investor Representative and at least one (1) Jernigan Representative; provided that, after the date the Company acquires its first Acquired Property, approval of the Executive Committee of any Major Decision relating solely to any Acquired Property (other than any Major Decision relating to the Disposition of all or any portion of any Acquired Property under Section 7.2(a)(xviii)) shall require the affirmative vote of at least one (1) Investor Representative and shall not require the affirmative vote of any Jernigan Representatives. The Executive Committee shall be deemed to have approved, and no additional approval shall be required hereunder with respect to, any action or expenditure specifically set forth in the Annual Business Plan and Operating Budget. Any Member shall have the right to direct the Manager to cause the Company to take (or cause the Subsidiaries to take) any action that has been approved by the Executive Committee.

(c)          The Manager, any Member or any Authorized Representative may propose a Major Decision to be considered by the Executive Committee. Approval of the Executive Committee may be obtained at a meeting of the Executive Committee duly called pursuant to Section 9.5 or by written consent. Each Member shall use reasonable efforts to cause its Authorized Representatives to respond to any written request for written consent to a Major Decision within five (5) Business Days after the date of such request. If all of a Member’s Authorized Representatives fail to respond to such written request within such five (5) Business Day period, such failure shall be deemed a disapproval of the requested Major Decision by such Member and its Authorized Representatives.

(d)          Notwithstanding anything in this Agreement to the contrary, in no event shall the Executive Committee determine that the Company shall exercise any right of first refusal to acquire a Property under any Designated Agreements, or replace the Manager (except as provided in Section 7.4(b)), without the unanimous consent of the Members.

Section 7.3.          Liability of the Manager.

(a)          It shall not constitute a breach of this Agreement for the Manager, or an Affiliate of the Manager, to contract or enter into any agreement or arrangement with the Company or any Subsidiary with respect to any aspect of the operations of the Company or any Subsidiary if approved by all of the Members after full disclosure of the relationship and the material terms of such agreement or arrangement.

(b)          It shall not constitute a breach of this Agreement for the Manager to devote time to other matters not related to the operations of the Company and the Subsidiaries to the extent permitted hereunder as long as the Manager devotes such time and attention to the business and affairs of the Company and the Subsidiaries as is reasonably necessary to conduct the business and affairs of the Company and the Subsidiaries as set forth herein.

(c)          It shall not constitute a breach of this Agreement for the Manager to lend funds to the Company to the extent permitted pursuant to Sections 4.2, 4.4 or 4.5.

Section 7.4.          Resignation and Removal.

(a)          The Manager may not resign as manager of the Company without the written consent of the Members, except upon at least ninety (90) days’ prior written notice.

(b)          The Manager may be removed by Investor if:

(i)          an Event of Default exists or occurs (other than an Event of Default with respect to Investor);

(ii)         a Change in Control occurs; or

(iii)        the Manager becomes an Insolvent Member.

(c)          Upon any such resignation or removal, Investor shall (i) appoint a replacement Manager (or assume the duties of the Manager hereunder for itself or its Affiliate) and (ii) allocate (x) to the removed Manager any reimbursement or fees earned during or attributable to the period prior to such removal, including any portion of the Expense Reimbursement, and (y) to the new Manager, any reimbursement or fees earned during or attributable to the period after such removal. Notwithstanding the foregoing, upon any removal of Jernigan as the Manager pursuant to Section 7.4(b)(i) or Section 7.4(b)(iii) (such removal, an “Frozen Promote Removal”), the Members shall promptly determine (i) the Fair Market Value of the Company Assets as of such removal date and (ii) the amount, if any, of Promote Distributions the Manager would be entitled to if the Company Assets were sold as of such removal date for such Fair Market Value and the resulting Net Profit or Net Loss from such deemed disposition is allocated to the Members and Manager in accordance with Article XI and the sales proceeds distributed, without reserve, under Section 17.2 (the “Removed Manager Promote Amount”). Upon any Frozen Promote Removal, the Removed Manager Promote Amount shall be payable to Jernigan in accordance with Section 5.3(f). The Members agree and acknowledge that, if the Manager resigns or is removed by Investor pursuant to this Agreement, the allocation provisions set forth in Article XI shall be amended to take into account the Removed Manager Promote Amount (if applicable) and thereafter allocate Net Profit or Net Loss to the Members as set forth in clause (Y) of Section 5.3.

Section 7.5. Compensation and Expenses. The Company shall pay the Manager (or its designated Affiliate) a monthly expense reimbursement of (a) $8,334 multiplied by (b) the then-applicable Committed Calculation Ratio (the “Expense Reimbursement”). The Manager shall not receive any compensation or expense reimbursement for serving as Manager other than the Expense Reimbursement and as set forth in Section 3.1(e), Section 3.1(f), Section 4.6(a) and Section 7.1.

Section 7.6.          Delegation of Authority. The Manager may from time to time delegate in writing to one or more Members such authority as the Manager may deem advisable.

Section 7.7.          Key Person Event Notification. If, at any time during the Investment Period, the Key Person has ceased to have an active role in the finding and underwriting of potential development loans for the Company, Jernigan shall promptly deliver written notification of such the occurrence of such event to Investor.

Section 7.8.          Sale under the Designated Agreements. Pursuant to the Designated Agreements to be entered into with each Borrower Group, the Company has a right of first refusal in connection with any proposed sale of the Property owned by such Borrower Group. The Manager shall promptly deliver any notice received with respect to such right (the “DV Sale Notice”) to each Member. If the Executive Committee determines that the Company shall exercise such right for its own account, then the Manager shall promptly call for a Capital Contribution from the Members pursuant to Section 4.2. If the Executive Committee does not determine that the Company shall exercise such right for its own account within five (5) Business Days after the date of delivery of the DV Sale Notice by the Manager to the Members, each Member shall then have a right to cause the Company to assign such right to such Member or its Affiliate by delivering written notice to the Company and each other Member within twelve (12) Business Days after the date of delivery of the DV Sale Notice by the Manager to the Members. If all Members elect to cause such an assignment, then (a) the Company shall notify the applicable Property owner that the right of first refusal is being exercised, and (b) the Members (or Affiliates) shall promptly negotiate in good faith and cause such right to be assigned to a new joint venture between the Members (or Affiliates). Jernigan (or its Affiliate) shall have the right to elect to contribute up to 50% (but not less than 10%) of the capital contributions to such joint venture, and Investor shall contribute the remaining percentage. Jernigan and Investor agree that all capital proceeds of such newly formed joint venture shall be distributed based solely upon the respective capital contributions of its members (without any “promote” distributions). If the Members (or Affiliates) fail to enter into such a joint venture on a timely basis notwithstanding the use of good faith efforts, no Member shall have the right to be assigned or otherwise exercise such right of first refusal. If only one (or less than all) of the Members elect to cause such an assignment, then such electing Member(s) shall be relieved of any obligations under Sections 3.3 and 3.4 with respect to such Property and may pursue a financing or other investment with respect to such Property without any limitations hereunder.

ARTICLE VIII
OPERATION AND EXPENSES

Section 8.1.          Annual Business Plan and Operating Budget. The Manager shall use commercially reasonable efforts to operate the Company, and to cause the Subsidiaries to operate, in accordance with the Annual Business Plan, in each case as approved in accordance with this Section 8.1.

(a)          The strategic business plan that is in effect with respect to any Fiscal Year, as it may be amended, is called the “Annual Business Plan.” The Annual Business Plan shall include the items identified in Exhibit D. The executive summary shall outline the business strategy and budgeted and forecasted financial information for the upcoming period and shall contain a comprehensive statement setting forth the overall plan for the business of the Company and the Subsidiaries to the extent known at that point in time, including any proposals regarding the disposition, financing or refinancing of the Approved Loans and Acquired Properties, and repair or renovation of Acquired Properties (in all cases, to the extent then known or reasonably anticipated), and shall set forth the following criteria for the operation of the Company and each Subsidiary during the Fiscal Year to which it relates based on information that is known: (i) an annual operating budget for the Company and the Subsidiaries (the “Operating Budget”) and (ii) for forecasting purposes only, an estimated schedule of calls for Capital Contributions for the Fiscal Year, if any. In preparing and approving each Annual Business Plan and any revisions or amendments thereto, the Manager shall consider, among other things, the previous year’s experience, current and projected market conditions and anticipated future needs in light of such projections. The Operating Budget shall reflect all line items on a consolidated basis and on an Acquired Property-by-Acquired Property basis (if applicable). The Operating Budget shall include anticipated revenues (considering anticipated loan payments, repayments of Approved Loans, and projected occupancies and rate increases of Acquired Properties), capital improvements, financing needs, insurance coverage (including coverage types and policy limits), and all other operating expenditures of the Company, the Subsidiaries and the Acquired Properties (including fees), and shall separately set forth all costs and expenses that would be funded with Additional Capital Contributions.

(b)          The Members shall each use commercially reasonable efforts to agree upon an Annual Business Plan and Operating Budget for the first Fiscal Year within fifteen (15) Business Days after the Effective Date. No later than November 1 of each calendar year, the Manager shall present a proposed Annual Business Plan and Operating Budget for the following year to the Executive Committee for its consideration and approval. Following delivery of a proposed Annual Business Plan and Operating Budget, the Executive Committee shall approve or disapprove the Annual Business Plan and Operating Budget no later than thirty (30) days after the date on which the Manager has met with, or attempted in good faith to meet with, the Executive Committee to discuss the proposed Annual Business Plan and Operating Budget. The Executive Committee shall review the Operating Budget on a line-by-line basis. Unless otherwise determined by the Executive Committee:

(i)          If the Executive Committee disapproves or raises any objections to any line items contained in the proposed Operating Budget or any amendments thereto, the undisputed portions of the proposed Operating Budget shall be deemed to be adopted and approved.

(ii)         Failure to agree or disagree in writing within such thirty (30) day period shall be deemed a disapproval, and any such disputed line item(s) of the Operating Budget, other than capital expenditures and Non-Controllable Items, shall be set at one hundred five percent (105%) of the amount shown for such line item(s) in the Operating Budget for the preceding year; for Non-Controllable Items, any such disputed line item(s) shall be set at the amount actually incurred for such item during the preceding year or one hundred five percent (105%) of the amount shown for such line item(s) in such preceding year’s Operating Budget, whichever is greater; and for capital expenditures, no expenditures shall be made for capital items until approval is received, unless such expenditures were approved in the Operating Budget for the current year but not yet incurred in which case such expenditures, as previously approved, may be incurred. In the event that an Acquired Property was not owned for the entire preceding year, the amounts described in this clause (ii) for such Acquired Property in the preceding year shall be annualized.

(c)          Notwithstanding the foregoing, without the consent of the Executive Committee, the Manager shall have the right, in its reasonable discretion, to expend any amounts necessary for Emergency Situation Responses and for Non-Controllable Items.

(d)          The Manager shall exercise commercially reasonable efforts to cause the Company and the Subsidiaries to be operated in compliance with the Operating Budget. The Manager shall secure the Executive Committee’s prior approval for any expenditure that will cause any expense item to exceed the greater of $10,000 or one hundred five percent (105%) of such annual expense item set forth in the Operating Budget; provided that the approval of the Executive Committee shall not be required if such expenditure is for the payment of Non-Controllable Items or Emergency Situation Responses. During the calendar year, the Manager shall promptly inform the Executive Committee of any significant increases or decreases in costs, expenses or income that were not reflected in the Operating Budget.

(e)          The Manager shall have the right, from time to time during each Fiscal Year, to submit a proposed amendment to the Operating Budget to the Executive Committee for approval. The Executive Committee shall review all proposed amendments to the Operating Budget on a line-by-line basis in the same manner as the Operating Budget. Following delivery of any proposed amendment to an Operating Budget, the Executive Committee shall be required to approve or disapprove such proposed amendment to the Operating Budget no later than ten (10) Business Days after the date on which the Manager has met with the Executive Committee regarding the proposed amendment. If the Executive Committee disapproves or fails to approve a proposed amendment to the Operating Budget, the Manager shall continue to use all reasonable efforts to comply with the Operating Budget in accordance with the foregoing provisions until a proposed amendment has been approved.

(f)          The Manager shall be deemed not to have made any guarantee or warranty of the fiscal estimations or projections set forth in the Annual Business Plan or Operating Budget. The parties acknowledge that the Annual Business Plan and Operating Budget are intended to set forth objectives and goals based on the Manager’s best judgment of the facts and circumstances known by the Manager at the time of preparation.

Section 8.2.          Contracts With Affiliates. Investor shall have the sole and exclusive right to direct, acting reasonably and in good faith, the Company’s actions (directly and as managing member of each Subsidiary) with regard to enforcing any contracts, agreements or arrangements between the Company or the Subsidiaries, on one hand, and the Manager or any Affiliate of the Manager (other than the Company or the Subsidiaries), on the other hand. Neither the Company nor the Subsidiaries shall enter into any other contracts with the Manager or any Affiliate of the Manager (other than the Company and the Subsidiaries) or modify, amend or terminate any contract, agreement or arrangement between the Company or the Subsidiaries and the Manager or any Affiliate of the Manager (other than the Company and the Subsidiaries) without the specific prior written approval of Investor.

Section 8.3.          Property Management Agreements. Upon the acquisition of any Acquired Property, the Company or a Subsidiary shall enter into a property management agreement for such Acquired Property in such form as may be approved by the Executive Committee with a qualified property manager that is approved by the Executive Committee. The property manager shall be responsible for day-to-day property management duties with respect to the subject Acquired Property.

Section 8.4.          Employees and Contractors. The Company and the Subsidiaries shall conduct their business exclusively through independent contractors and shall not hire any employees. The Manager shall supervise and administer all services rendered to the Company or the Subsidiaries by independent contractors.

Section 8.5.          ERISA Matters. No Member shall make any Capital Contributions with the “plan assets” (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), or any “plan” within the meaning of Section 4975 of the Code.

Section 8.6.          REIT Matters. Each Member acknowledges that it has been advised that a direct or indirect member of Investor (the “Heitman REIT”) has elected to be characterized as a “real estate investment trust” pursuant to Section 856 of the Code and agrees that the business and affairs of the Company shall be managed with a view to minimizing (i) the amount of gross income received by the Company (directly or indirectly) that would not constitute (A) “rents from real property” as defined in Section 856 of the Code or (B) interest, dividends, gain from sales or other types of income, in each case, described in Section 856(c)(3) of the Code; (ii) the amount of any income received by the Company (directly or indirectly) from any “prohibited transactions” as defined in Section 857(b)(6)(B) of the Code (together with the income described in clause (i) of this sentence, “Bad REIT Income”); and (iii) the amount of assets held by the Company (directly or indirectly) that are not “real estate assets” or other types of assets described in Section 856(c)(4)(A) of the Code (“Bad REIT Assets”). The Members agree that Investor shall be entitled to exercise any vote, consent, election or other right under this Agreement with a view to avoiding (or minimizing) the amount of Bad REIT Income or Bad REIT Assets of the Company or any material risk that the Heitman REIT could be disqualified as a real estate investment trust under the Code or could be subject to any additional taxes under Section 857 of the Code or Section 4981 of the Code, in each case, without regard to whether conducting the business of the Company in such manner would maximize either pre-tax or after-tax profit of the Company to a Member that is not a real estate investment trust under the Code. Without the prior written consent of Investor, the Company shall not knowingly (i) enter into any lease pursuant to which the determination of any rent to be received (directly or indirectly) by the Company depends in whole or in part on the income or profits of any person (other than amounts based upon a fixed percentage or percentages of receipts or sales); (ii) enter into any lease pursuant to which the Company shall receive (directly or indirectly) rents attributable to personal property except for a lease pursuant to which the personal property is leased in connection with the lease of real property and the rent attributable to the personal property for any taxable year does not exceed fifteen percent (15%) of the total rent for such year; (iii) enter into any arrangement pursuant to which the Company would receive (directly or indirectly) any “impermissible tenant service income” within the meaning of Section 856(d)(7) of the Code; (iv) undertake any sales or dispositions of property as a dealer for federal income tax purposes which sales would be treated as “prohibited transactions” pursuant to Section 857(b)(6)(B)(iii) of the Code; or (v) otherwise engage in any transaction which would, or likely would, result in the Company receiving more than a de minimis amount of Bad REIT Income or owning more than a de minimis amount of Bad REIT Assets. In structuring Company transactions, both Members shall consider the use of taxable REIT subsidiaries to minimize the impact of Bad REIT Income.

Section 8.7.          Insurance Matters. The Manager shall cause the Company to, and the Company shall cause each Subsidiary to, obtain and maintain insurance coverage for general liability of the Company and its Subsidiaries and other insurance coverage for the Acquired Properties and other assets of the Company and the Subsidiaries, in such amounts and with such coverages as set forth in the Annual Business Plan (and, to the extent the Annual Business Plan, or the insurance amounts and coverages set forth therein, have not been approved in any year in accordance with Section 8.1(b), in such amounts and with such coverages as set forth in the most recent Annual Business Plan approved in accordance herewith or as required by the lender under any Mortgage Loan or other Debt).

Section 8.8.          Company Accounts. All funds of the Company shall be deposited into one or more operating accounts (each, an “Operating Account”) at a federally insured depository institution. In addition, subject to Section 8.6, the Manager shall have the right (but not the obligation) to invest portions of the balance of any Operating Account which are not immediately needed to pay for Company obligations from time to time in short-term, interest-bearing investments selected by it in its reasonable judgment, including any money market account (“Money Market Account”). The Operating Account and Money Market Account (collectively, the “Accounts”) shall be maintained in the name of the Company or its applicable Subsidiary with one or more money center financial institutions. The funds within the Accounts shall be segregated from, and not commingled with, any accounts of the Manager, any Member or any of their respective Affiliates (other than the Company or any Subsidiary).

ARTICLE IX
MEETINGS OF MEMBERS

Section 9.1.          Place of Meetings. All meetings of the Members shall be effected by a meeting of the Executive Committee. All meetings of the Executive Committee shall be held at the principal office of the Company or at such other place within or without the State of Delaware as may be determined by the Executive Committee and set forth in the respective notice or waivers of notice of such meeting.

Section 9.2.          Meetings of Members. Meetings of the Executive Committee shall be held at least once each calendar year and at such other times as may be necessary to carry out its functions and may be called by the Manager or any Authorized Representative. The Manager shall hold meetings with the Executive Committee to review and discuss performance of the Company, the Subsidiaries and Properties from time to time as reasonably requested by any Authorized Representative. So long as Jernigan is the Manager of the Company, any Authorized Representative designated by Jernigan shall serve as chairperson of the meetings unless otherwise determined by the Executive Committee.

Section 9.3.          Notice of Meetings. Written notice stating the place, day and hour of the meeting shall be delivered not later than two (2) Business Days nor earlier than ten (10) Business Days before the date of the meeting, either personally or by mail, by or at the direction of the Manager or any Authorized Representative calling the meeting, to each Authorized Representative of record entitled to vote at such meeting. Notice of any meeting may be waived by the Authorized Representatives. The attendance of an Authorized Representative or his or her designated alternate at a meeting of the Executive Committee shall constitute a waiver of notice of such meeting, except where an Authorized Representative or his or her designated alternate attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not properly called or convened. The business that is expected to be transacted at, and the purpose of, any meeting of the Executive Committee shall be specified generally in the notice of such meeting.

Section 9.4.          Actions With or Without a Meeting and Telephone Meetings. Notwithstanding any provision contained in this Article IX, all actions of the Members and the Executive Committee provided for herein shall be taken either at a meeting of the Executive Committee (and evidenced by written minutes thereof (which may take the form of email) executed or otherwise confirmed in writing by an Authorized Representative of each Member attending such meeting) or by written consent without a meeting, such consent setting forth the action so taken and signed or confirmed in writing by all of the Authorized Representatives necessary to have approved such action if such a meeting had occurred. Any meeting of the Executive Committee may be held by means of a telephone conference or other communications equipment by means of which all Persons participating in the meeting can hear each other. A consent transmitted by facsimile or electronic transmission by an Authorized Representative shall be deemed to be written and signed for all purposes of this Section 9.4 and the Act.

Section 9.5.          Executive Committee. The Members shall form a committee (the “Executive Committee”) to oversee the operations of the Company, which shall consist of the Members each of which shall appoint individuals (each, an “Authorized Representative”) who shall act on behalf of the Members that appointed them. Investor shall appoint three (3) Authorized Representatives (the “Investor Representatives”) and the Manager shall appoint three (3) Authorized Representatives (the “Jernigan Representatives” and, together with the Investor Representatives, the “Authorized Representatives”); provided that, during the Investment Period, at least one (1) of the Jernigan Representatives shall be the Key Person. Each approval, consent and decision of a Member pursuant to this Agreement shall be conveyed by its Authorized Representatives. The approval of each Annual Business Plan (including the Operating Budget) and each Major Decision shall be made by the Authorized Representatives (on behalf of the Member each such Authorized Representative represents). The vote cast by the Investor Representatives (on behalf of Investor) shall be equal to three (3) votes on a collective basis, such that the vote cast by the Investor Representatives (on behalf of Investor) shall collectively be deemed to be three (3) votes cast (regardless of the number of Investor Representatives actually casting votes), and the vote cast by the Jernigan Representatives (on behalf of Jernigan) shall collectively be deemed to be three (3) votes cast (regardless of the number of Jernigan Representatives actually casting votes). Any consent, approval, determination or other action of the Executive Committee shall require the affirmative vote of at least one (1) Investor Representative and at least one (1) Jernigan Representative; provided that, after the date the Company acquires its first Acquired Property, any approval of the Executive Committee relating solely to any Acquired Property (other than any approval of a Major Decision relating to the Disposition of all or any portion of any Acquired Property under Section 7.2(a)(xviii)) shall require the affirmative vote of at least one (1) Investor Representative and shall not require the affirmative vote of any Jernigan Representatives. Any such vote may be taken at a meeting duly called pursuant to Section 9.3 or by written consent in the manner set forth in Section 9.4. Investor or the Manager may replace an Authorized Representative designated by such person by delivering written notice to the Company and the other Members of the removal of such Authorized Representative and designating a new Authorized Representative. The Manager, the Members and the Authorized Representatives may rely absolutely on the vote, consent, approval, disapproval or execution and delivery of any instrument conveyed by an Authorized Representative (acting on behalf of the Member such Authorized Representative represents) as having been fully authorized and approved by the Member so designating such individual as its Authorized Representative to convey its votes, consents, approvals, disapprovals and/or executions. No Authorized Representative shall have any fiduciary duties or other liability to any other Authorized Representative or to any other Member of the Company in connection with its service as such.

ARTICLE X
BOOKS AND RECORDS

Section 10.1.          Books and Records. At all times during the existence of the Company, the Manager shall cause the Company to keep at the Company’s principal office true and complete books of account, prepared on a consistent basis from year to year, including: (a) a current list of the full name and business address of each Member, (b) a copy of the Certificate of Formation and all certificates of amendment thereto, (c) copies of the Company’s federal, state and local income tax returns and reports for the most recent five (5) years, (d) copies of this Agreement, all amendments to this Agreement and any financial statements of the Company for the five (5) most recent years and (e) all documents and information required under the Act. The Manager shall keep the books and records of the Company on the accrual method of accounting in accordance with U.S. GAAP; provided that the Capital Accounts shall be maintained in accordance with Article XI and, for purposes of determining distributions to Members, Operating Cash and Capital Proceeds shall be determined on a cash basis. Such books and records shall be available for examination and copying (and the Company shall, at its expense, make such copies and deliver them to any Member who requests them at reasonable intervals) at such office by any Member and its duly authorized representatives. Such documents may also be examined at the Company’s office by any potential transferee of a Membership Interest or any portion thereof where a Member authorizes such proposed transferee to examine the same in a writing addressed to the Manager and copies of which are sent to all other Members and such proposed transferee has executed and delivered to the Company a confidentiality agreement with provisions substantially identical to the provisions set forth in Section 19.13. The Manager shall cause the Company to furnish promptly to the Members at the Company’s expense such other information bearing on the financial condition and operations of the Company and the Subsidiaries or the status of the Properties or Approved Loans as any Member from time to time may reasonably request.

Section 10.2.       Fiscal Year. The fiscal year (the “Fiscal Year”) of the Company shall end on December 31. Any change to the Fiscal Year shall be agreed upon by all of the Members.

Section 10.3.        Reports.

(a)          Each Fiscal Year, any Member may elect by written notice delivered to the Manager to cause the Company to engage accountants, at such Member’s expense, to conduct an audit of the Company’s financial statements for such Fiscal Year. If Jernigan elects to cause such an audit in any Fiscal Year, the Manager shall cause the Company to retain Grant Thornton LLP or such other accounting firm as selected by Jernigan to perform all audit functions for such Fiscal Year, and if Investor elects to cause such an audit in any Fiscal Year, the Manager shall cause the Company to retain Deloitte & Touche LLP or such other accounting firm as selected by Investor to perform all audit functions for such Fiscal Year; provided that, in the event that both Members elect to cause an audit with respect to the same Fiscal Year, then, notwithstanding the foregoing, (i) the expense of such audit shall be at the expense of the Company, and (ii) the Manager shall cause the Company to retain Deloitte & Touche LLP or such other accounting firm as mutually agreed upon by the Members to perform all audit functions for such Fiscal Year. If any such election is made, the Manager shall assist and cooperate with the applicable accountants in order that they are able, not later than sixty (60) days after the end of such Fiscal Year, to prepare and send to each Member an audited statement of operations, balance sheet (including fair market valuations), statement of cash flows and statement of changes in Members’ equity.

(b)          The Manager shall cause the Company to prepare and send to each Member those annual, quarterly and monthly materials and reports set forth on Exhibit E within the time frames set forth on Exhibit E. The Manager shall also provide the requested electronic downloads in the format described in Exhibit F to the extent available. The Manager shall cause the Company to promptly provide any additional information that any Member may reasonably request so that it may fully understand the financial performance of the Company, the Subsidiaries, the Approved Loans and the Properties.

(c)          The Manager shall report to Investor, with each quarterly report provided pursuant to Section 10.3(b), both the outstanding principal amount and any accrued but unpaid interest with respect to any indebtedness of the Company or any Subsidiary (by creditor), all calculated as of the last day of the previous calendar quarter.

(d)          The Manager shall report to Investor, with each quarterly report provided pursuant to Section 10.3(b), both the outstanding principal amount and any accrued but unpaid interest with respect to each Approved Loan, all calculated as of the last day of the previous calendar quarter.

(e)          The Manager shall comply with the reasonable procedures established by Investor from time to time to facilitate the automatic and electronic transmission of data to Investor. The Manager shall use commercially reasonable efforts to facilitate the electronic delivery of such data and make such modifications as may be necessary to support electronic data transmission to Investor.

(f)          The Manager shall promptly deliver to each Member any reports and information that the Manager has delivered to any lender or any other Person under any Mortgage Loan or any other Financing Documents.

(g)          Promptly upon receipt, the Manager shall deliver to Investor all reports delivered by the property manager or servicer pursuant to the terms of any property management or loan servicing agreements with the Company or a Subsidiary.

Section 10.4.       Returns and Other Elections. The Manager (together with the Company’s accountants) shall cause the preparation and timely filing of all tax returns required to be filed by the Company and the Subsidiaries pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company or the Subsidiary does business. The Members agree that the Company shall be taxed as a partnership. Within sixty (60) days after the end of each Fiscal Year, and in any event, at least fifteen (15) days prior to the filing thereof, the Manager shall cause (or cause the Company’s accountants to cause) a draft of each federal, state and local tax return of the Company and the Subsidiaries (collectively, the “Tax Returns”) to be delivered to the Members for their approval, together with such other tax information as shall be reasonably necessary for the preparation by each Member of its federal, state and local income tax returns. The Members shall approve or disapprove of the Tax Returns no later than ten (10) days after the date on which the draft Tax Returns are delivered to the Members by providing written notice to the Manager. To be effective, any notice that disapproves a draft tax return must contain specific line item objections thereto in reasonable detail. Any Member who fails to provide any such written notice within the ten-day period shall be deemed to have approved the Tax Returns as submitted. The Members shall have the right to cause the Company to withhold and pay to any applicable governmental tax collecting authority or agency any federal or state income or other tax required or permitted to be withheld by the Company pursuant to any applicable law and the Manager shall promptly request an appropriate extension if the Members do not approve (or are deemed to have approved) a draft tax return prior to its due date. Any withheld amount shall be deemed to have been distributed or paid to the Member with respect to whom such amounts have been withheld.

Section 10.5.       Tax Matters Partner.

(a)          For all periods prior to the effective date of the Revised Partnership Audit Procedures, the Manager shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code.

(b)          For all periods subject to the Revised Partnership Audit Procedures, the Manager shall be the “Partnership Representative” as defined in the Revised Partnership Audit Procedures.

(c)          The Manager shall take such action as may be necessary to cause each Member to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code. The Manager shall inform each Member of all significant matters that may come to its attention in its capacity as “tax matters partner” or “Partnership Representative,” as applicable, by giving notice thereof within five (5) Business Days after the Manager becomes aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity. The tax matters partner or Partnership Representative, as applicable, shall keep the Members fully apprised of any action required to be taken or that may be taken by the tax matters partner or Partnership Representative, as applicable, for the Company.

Section 10.6.        Accountants. Except as provided in Section 10.3(a), the Manager shall cause the Company to retain Grant Thornton LLP or one of the “Big 4” nationally recognized accounting firms to perform the functions specified in this Agreement to be performed by the Company’s accountants, including to prepare Tax Returns. The Manager shall promptly notify Investor upon retaining any such accounting firm to perform services hereunder. The Manager shall, and shall cause the Company to, provide any such accounting firm with information necessary to complete new client acceptance, which may include background checks on the Manager, the Company or key employees of the Manager.

Section 10.7.        Environmental Investigations. The Manager shall promptly notify Investor if the Manager becomes actually aware of any discharge of contaminants at any Property in violation of applicable environmental laws and regulations in any material respect. The Manager shall require any property managers and each borrower of each Approved Loan to notify the Manager of any such discharges, circumstances or conditions of which they become aware. If any Member reasonably determines, on the basis of such notice, that it is appropriate to undertake investigations regarding the compliance of a Property and the activities at such Property with applicable environmental laws and regulations, or the existence of and potential for contamination, such Member may require that the Company conduct such investigation (and the Operating Budget shall be deemed to be amended to include the reasonable costs thereof to the extent borne by the Company). The results of any such investigation shall be provided to Investor promptly after receipt by the Company or the Subsidiaries.

ARTICLE XI
ALLOCATIONS

Section 11.1.        Capital Accounts. A separate capital account (each a “Capital Account”) shall be maintained for each Member in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). To the extent consistent with such Treasury Regulations, the adjustments to such accounts shall include the following.

(a)          There shall be credited to each Member’s Capital Account the amount of any cash actually contributed by such Member to the capital of the Company, the fair market value of any property contributed by such Member to the capital of Company (net of the amount of liabilities of the Company assumed by the Member or to which property distributed to the Member was subject) and such Member’s share of the Net Profits of the Company and of any items in the nature of income or gain separately allocated to the Members; and there shall be charged against each Member’s Capital Account the amount of all cash distributions to such Member, the fair market value of any property distributed to such Member by the Company (net of the amount of liabilities of the Member assumed by the Company or to which property contributed by the Member to the Company was subject) and such Member’s share of the Net Losses of the Company and of any items in the nature of losses or deductions separately allocated to the Members.

(b)          In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

Section 11.2.        Net Profits, Net Losses and Distributive Shares of Tax Items. Except as otherwise provided in this Article XI, Net Profits and Net Losses for any Fiscal Year shall be allocated to the Members such that each Member’s Capital Account balance, as of the end of such Fiscal Year (before taking into account distributions of Operating Cash), equals the sum of (a) the amount of Operating Cash that was distributed to such Member pursuant to Section 5.2 during such Fiscal Year, plus (b) the amount of Capital Proceeds that was, and would be, distributed to such Member pursuant to Sections 5.3 during such Fiscal Year if the Company (i) distributed all Capital Proceeds received with respect to such Fiscal Year pursuant to Section 5.3 and (ii) then sold all of its remaining assets for their book value (as determined pursuant to Treasury Regulations issued under Section 704(b) of the Code), paid all of its liabilities (including the Expense Reimbursement, and limited, with respect to each nonrecourse liability, to the book value of the asset(s) securing such liability), and distributed any remaining Capital Proceeds and reserves pursuant to Section 5.3. For purposes of the foregoing (A) any distribution of assets in kind pursuant to Section 5.4 shall be treated as a distribution of Capital Proceeds in an amount equal to their net fair market value as determined for purposes of Section 5.4 and (B) a Member’s Capital Account balance shall be deemed to be increased by such Member’s share of Company Minimum Gain and such Member’s “partner nonrecourse debt minimum gain” (as determined pursuant to Section 11.4(c)) determined as of the end of such Fiscal Year, and only to the extent not already allocated pursuant to Sections 11.4(a) and (b) with respect to such Fiscal Year.

Section 11.3.       Loss Limitation. Net Losses allocated pursuant to Section 11.2 shall not exceed the maximum amount of Net Losses that can be allocated without causing or increasing a deficit balance in a Member’s Adjusted Capital Account. A Member’s “Adjusted Capital Account” balance shall mean such Member’s Capital Account balance increased by such Member’s obligation to restore a deficit balance in its Capital Account, including any deemed obligation pursuant to the penultimate sentences of Treasury Regulation Section 1.704-2(g)(1) and 1.704-2(i)(5), and decreased by the amounts described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6). In the event that one but not both of the Members would have a deficit balance in its Adjusted Capital Account as a consequence of an allocation of Net Losses pursuant to Section 11.2 in excess of the amount, if any, permitted under the first sentence of this Section 11.3, the limitation set forth in this Section 11.3 shall be applied by allocating 100% of the remaining Net Losses to the other Member until the Adjusted Capital Account of such other Member is zero.

Section 11.4.        Minimum Gain Chargebacks and Nonrecourse Deductions.

(a)          Notwithstanding any other provisions of this Agreement, in the event there is a net decrease in Company Minimum Gain during a fiscal year, the Members shall be allocated items of income and gain (computed with the adjustments set forth in clauses (a), (b) and (c) of the definition of “Net Profits” and “Net Losses”) in accordance with Treasury Regulation Section 1.704-2(f). For purposes of this Agreement, the term “Company Minimum Gain” shall mean “partnership minimum gain” as set forth in Treasury Regulation Section 1.704-2(b)(2), and any Member’s share of Company Minimum Gain shall be determined in accordance with Treasury Regulation Section 1.704-2(g)(1). This Section 11.4 is intended to comply with the minimum gain charge-back requirement of Treasury Regulation Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

(b)          Notwithstanding any other provision of this Agreement, “non-recourse deductions” (within the meaning of Treasury Regulation Section 1.704-2(b)(1)) shall be allocated to the Members, pari passu, in proportion to their respective Percentage Interests.

(c)          Notwithstanding any other provisions of this Agreement, to the extent required by Treasury Regulation Section 1.704-(i), any items of income, gain, loss or deduction of the Company (computed with the adjustments as set forth in clauses (a), (b), (c) and (d) of the definitions of “Net Profits” and “Net Losses”) that are attributable to a nonrecourse debt of the Company that constitutes “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4) (including chargebacks of partner nonrecourse debt minimum gain) shall be allocated in accordance with the provisions of Treasury Regulation Section 1.704-2(i). This Section 11.4(c) is intended to satisfy the requirements of Treasury Regulation Section 1.704-2(i) (including the partner nonrecourse debt minimum gain chargeback requirements) and shall be interpreted and applied in a manner consistent therewith.

Section 11.5.       Qualified Income Offset. Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes a deficit balance in its Capital Account (in excess of any deemed deficit restoration obligation pursuant to Treasury Regulation Sections 1.704-2(g)(1) and (i)(5), and adjusted as provided in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)) shall be allocated items of income and gain (computed with the adjustments set forth in clauses (a), (b) and (c) of the definition of “Net Profits” and “Net Losses”) in an amount and a manner sufficient to eliminate, to the extent required by the Treasury Regulations, such deficit balance as quickly as possible. This Section 11.5 is intended to comply with the alternate test for economic effect set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

Section 11.6.       Curative Allocations. The allocations set forth in Sections 11.3, 11.4 and 11.5 (the “Regulatory Allocations”) are intended to comply with the requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provisions of this Article XI (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account as provided for in the following two sentences. Income, gain, loss and deduction shall be reallocated to the extent that such reallocation causes the net aggregate amount of allocations of income, gain, deduction and loss to each Member to be equal to or more closely approximate the net aggregate amount of such items that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 11.6 shall be interpreted and applied in such a manner and to such extent as is reasonably necessary to eliminate, as quickly as possible, permanent economic distortions that would otherwise occur as a consequence of the Regulatory Allocations in the absence of this Section 11.6. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit a Partnership to utilize alternative methods to eliminate the disparities between the book value (within the meaning of Treasury Regulation Section 1.704-1(b)(2)(iv)(g)) of the property and its adjusted basis, Investor shall, subject to the following, have the authority to elect the method to be used by the Company and such election shall be binding on all Members. Notwithstanding the foregoing sentence, with respect to any property transferred to the Company as a Capital Contribution, the Company shall elect to use the “traditional method” set forth in Treasury Regulation Section 1.704-3(b).

Section 11.7.        Tax Elections. The following elections shall be made on the appropriate returns of the Company:

(a)          to adopt the calendar year as the Fiscal Year;

(b)          if there is a distribution of Company property as described in Section 734 of the Code or if there is a transfer of a Company interest as described in Section 743 of the Code, upon written request of any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties;

(c)          to amortize the organizational expenses of the Company ratably over a period of 15 years or as otherwise permitted by Section 709(b) of the Code; and

(d)          if necessary to cause Sections 6221 through 6234 of the Code to apply to the Company, the election pursuant to Section 6231(a)(1)(B)(ii) of the Code to have Section 6231(a)(1)(B)(i) of the Code not to apply.

No election shall be made by the Company or any Member to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state laws.

Section 11.8.       Withholding. The Company is authorized and directed to withhold from payments, distributions or allocations to any Member and to pay over to any Governmental Authority any amount required to be withheld pursuant to the Code or any other Governmental Requirements, including Governmental Requirements relating to money laundering and terrorism, with respect to any payment, distribution or allocation to the Company or such other Member and shall allocate any such amounts to such other Member with respect to which such amount was withheld. All amounts so withheld shall be treated as amounts paid or distributed to such other Member and shall reduce the amount otherwise payable or distributable to such other Member for all purposes of this Agreement.

Section 11.9.       No Deficit Restoration by Members. Notwithstanding anything to the contrary in this Agreement, no Member shall be required to contribute capital to the Company to restore a deficit balance in its Capital Account upon liquidation or otherwise.

Section 11.10.     Allocations upon Resignation or Replacement of Manager. If Jernigan is removed or replaced as Manager pursuant to this Agreement, then allocations of Net Profits and Net Losses pursuant to this Article XI shall be made to the Person or Persons serving as the Manager to the extent such Person or Persons receive Promote Distributions hereunder.

ARTICLE XII
COMPLIANCE WITH LAW

Section 12.1.       Warranties, Representations and Covenants – Jernigan. As a material inducement to Investor’s execution and delivery of this Agreement, Jernigan represents, warrants, covenants and agrees to and with Investor and the Company that:

(a)          Jernigan (i) is in compliance with and shall comply with all OFAC Laws and Regulations in all material respects, and (ii) has not and shall not do business or engage in any financial transaction with a Prohibited Person.

(b)          None of Jernigan or any of the direct or indirect ownership interest holders in Jernigan (other than the direct or indirect ownership interest holders in Jernigan Parent that hold less than five percent (5%) of the outstanding ownership interests in Jernigan Parent) or any of their respective (i) officers, (ii) directors or (iii) managers, any of which control (as determined under OFAC Laws and Regulations) the operations of Jernigan, the Company or the Subsidiaries is now or shall at any time be a Prohibited Person or a Person with whom a Financial Institution or any other Person of the United States of America or any of the several states is prohibited from transacting business of the type contemplated by this Agreement under OFAC Laws and Regulations (it being acknowledged that any breach of this Section 12.1(b) shall constitute a material breach of this Agreement by Jernigan that is subject to cure within ninety (90) days).

(c)          Jernigan (i) is in compliance in all material respects with the Patriot Act and any regulations promulgated under the Patriot Act and (ii) meets the minimum requirements for anti-money laundering programs established by any other applicable Governmental Requirements.

(d)          Jernigan has taken and shall continue to take all reasonable steps to implement all policies and procedures that are reasonably necessary to provide reasonable assurance that it is in compliance with all Governmental Requirements applicable to Jernigan, including those Governmental Requirements relating to the prevention of money laundering and anti-terrorism, including ensuring that (i) Jernigan is not directly or indirectly controlled by a Prohibited Person and (ii) Jernigan is not doing business or engaged in financial transactions with a Prohibited Person.

Section 12.2.       Warranties, Representations and Covenants – Investor. As a material inducement to Jernigan’s execution and delivery of this Agreement, Investor represents, warrants, covenants and agrees to and with Jernigan and the Company as follows:

(a)          Investor (i) is in compliance with and shall comply with all OFAC Laws and Regulations in all material respects and (ii) has not and shall not do business or engage in any financial transaction with a Prohibited Person.

(b)          None of Investor, any of the direct or indirect ownership interest holders of Investor (including Investor’s Interest Holders, but not including direct or indirect ownership interest holders of such Interest Holders), or any of their respective (i) officers, (ii) directors or trustees or (iii) managers, any of which control (as determined under OFAC Laws and Regulations) the operations of Investor, is now or shall at any time be a Prohibited Person or a Person with whom a Financial Institution or any other Person of the United States of America or any of the several states is prohibited from transacting business of the type contemplated by this Agreement under OFAC Laws and Regulations (it being acknowledged that, notwithstanding the provisions of Section 16.1, any breach of this Section 12.2(b) shall constitute a material breach of this Agreement by Investor that is subject to cure within ninety (90) days).

(c)          Investor (i) is in compliance in all material respects with the Patriot Act and any regulations promulgated under the Patriot Act and (ii) meets the minimum requirements for anti-money laundering programs established by any other applicable Governmental Requirements.

(d)          Investor has taken and shall continue to take all reasonable steps to implement all policies and procedures that are reasonably necessary to provide reasonable assurance that it is in compliance with all Governmental Requirements applicable to Investor, including those Governmental Requirements relating to the prevention of money laundering and anti-terrorism, including ensuring that (i) Investor is not directly or indirectly owned or controlled by a Prohibited Person and (ii) Investor is not doing business or engaged in financial transactions with a Prohibited Person.

Section 12.3.        Transfers and Compliance. If, upon or after any Transfer, the proposed transferee Member is, as a result of such Transfer, not ultimately controlled by Heitman (in the case of a Transfer by Investor) or Jernigan Parent (in the case of a Transfer by Jernigan), as a condition precedent to such Transfer (other than any Transfer of any direct or indirect in Jernigan Parent), the proposed transferee shall execute and deliver a Compliance Certificate. No such Transfer shall be effective unless and until a Compliance Certificate is so delivered, and any such purported Transfer where a Compliance Certificate is required but is not so delivered shall be deemed an Unpermitted Transfer hereunder.

Section 12.4.        Compliance.

(a)          The Manager and the Members shall use their respective good faith and commercially reasonable efforts to cause the Company, the Subsidiaries and, as it relates to the Company, the Subsidiaries or the Properties, any property manager or Borrower Group, to conduct their respective businesses in accordance with OFAC Laws and Regulations and all applicable Governmental Requirements, including those relating to money laundering and terrorism. The Manager shall not knowingly allow the Company or the Subsidiaries to do business or engage in a financial transaction with any Prohibited Person.

(b)          Each Member shall have the right to audit the Company’s and the Subsidiaries’ compliance with the OFAC Laws and Regulations and all applicable Governmental Requirements having jurisdiction over the Company, the Subsidiaries, the Properties and the Company’s and Subsidiaries’ assets, including those relating to money laundering and terrorism. In the event that the Company or the Subsidiaries fail to comply with the OFAC Laws and Regulations or any such Governmental Requirements, then such Member may, at its option and after notice to the other Members and the Manager, cause the Company and/or the Subsidiaries to comply therewith, and any and all reasonable costs and expenses incurred by such Member in connection therewith shall be deemed a Priority Loan by such Member to the Company as of the date any such costs or expenses were so incurred.

(c)          In connection with any purchase of any property or the sale, other transfer or lease of all or any portion of the Company Assets, the Manager shall cause the Company or such Subsidiary to comply, in all material respects, with all Governmental Requirements, including the OFAC Laws and Regulations.

ARTICLE XIII
TRANSFER OF MEMBERSHIP INTERESTS

Section 13.1.        Restrictions on Transfer of Interest of and in a Member.

(a)          Except as otherwise set forth in this Article XIII, unless all of the Members consent in their sole discretion, a Member shall not (i) withdraw or retire from the Company, (ii) substitute any Person in its stead or make a sale, assignment, transfer, exchange or other disposition, voluntarily, involuntarily or by operation of law (collectively, a “Transfer”) of all or any portion of or any interest in its Membership Interest or (iii) pledge, mortgage, hypothecate, grant a security interest in or otherwise encumber (an “Encumbrance”) all or any portion of or any interest in its Membership Interest, including a transfer, assignment, hypothecation or pledge of its Financial Rights, including any right to receive distributions from the Company. Any attempted Transfer or Encumbrance of all or any portion of a Membership Interest, other than strictly in accordance with this Article XIII, shall be void ab initio and of no force or effect whatsoever. In addition, any Transfer or Encumbrance of a direct or indirect ownership or beneficial interest in a Member shall be included within the meaning of, and shall be deemed to be a Transfer or Encumbrance by such Member and prohibited by the first sentence of, this Section 13.1(a) (subject to the exceptions provided for therein), provided that the removal and replacement of Heitman Value Partners III, LLC or any Affiliate thereof or successor thereto as the general partner of the HVP III Fund shall not constitute a “Transfer” for purposes of this Section 13.1(a).

(b)          Notwithstanding anything to the contrary contained herein, but subject always to Section 12.3, the following Transfers or Encumbrances shall be permitted without any consent of the other Member being required:

(i)          the Transfer or Encumbrance of direct or indirect interests in Investor so long as Investor continues to be controlled directly or indirectly by the HVP III Fund;

(ii)         the Transfer by Investor of its Membership Interests to a Person controlled directly or indirectly by Heitman (or the successor of its Affiliate as general partner of the HVP III Fund);

(iii)        the Transfer or Encumbrance of direct or indirect interest in Jernigan Parent;

(iv)         the Transfer or Encumbrance of direct or indirect interests in Jernigan so long as Jernigan continues to be controlled directly or indirectly by Jernigan Parent; and

(v)          the Transfer by Jernigan of its Membership Interests to a Person controlled directly or indirectly by Jernigan Parent provided that the membership or limited partnership interests in such Person are held (directly or indirectly) by Jernigan Parent.

(c)          Notwithstanding anything to the contrary contained herein, unless all of the Members consent (which consent shall be in the sole discretion of each Member), no Member may Transfer all or any portion of its Membership Interest if such Transfer would:

(i)          cause or constitute a default or event of default under any Mortgage Loan or other Debt;

(ii)         violate any federal securities laws or any applicable state securities laws (including suitability standards);

(iii)        cause the Company to qualify as a “publicly traded partnership,” as that term is defined in the Code; or

(iv)         cause the Company to lose its status as a partnership for U.S. federal income tax purposes.

(d)          Notwithstanding anything to the contrary contained herein, a Member may Transfer all or any portion of its Membership Interest to any Entity wholly owned by such Member without the consent of the other Member; provided that the transferring Member shall remain liable for all of its obligations under this Agreement and deliver prompt written notice of such Transfer to each Member. Such Entity shall be admitted as a substitute Member to the extent of its acquired interest in the Company.

(e)          Notwithstanding anything to the contrary contained in this Agreement, in the event of an Unpermitted Transfer or Encumbrance to which the other Member does not expressly consent in writing, such Unpermitted Transfer or Encumbrance shall be void ab initio and of no force and effect whatsoever.

Section 13.2.       Marketing Right.

(a)          Upon the occurrence of a Change in Control (other than a Key Person Event), Investor may exercise its rights to initiate the provisions of this Section 13.2 to market, or require the Manager to market, the Company Assets for sale (the “Control Marketing Right”), and, except as expressly set forth herein, at any time after the fourth anniversary of the Effective Date, either Member may exercise its rights to initiate the provisions of this Section 13.2 to market, or require the Manager to market, one or more Acquired Properties for sale (the “Acquired Property Marketing Right” and, together with the Control Marketing Right, the “Marketing Right”). A Member may exercise its Marketing Right by sending the Manager and the other Member a written notice (the “Marketing Notice”) that states which Marketing Right the Member (the “Triggering Member”) is exercising, and if the Acquired Property Marketing Right is being exercised, the Marketing Notice shall also designate which Acquired Properties shall be a part of the sale. Within thirty (30) days of receipt of the Marketing Notice (the “ROFO Response Period”), the non-triggering Member (the “Non-Triggering Member”) may, by notice to the Triggering Member (the “Marketing Right Offer”), offer to acquire the Company Assets, in the case of an exercise of the Control Marketing Right, or the designated Acquired Properties, in the case of an exercise of the Acquired Property Marketing Right (such Company Assets or designated Acquired Properties subject to the exercised Marketing Right, the “Marketed Assets”) at an all-cash price determined by the Non-Triggering Member in its sole discretion (the “Marketing Right Offer Price”). Any Marketing Right Offer shall be reviewed by the Triggering Member in accordance with Section 13.2(b) below. Notwithstanding anything herein to the contrary, no Member may exercise the Acquired Property Marketing Right with respect to any Acquired Property unless such sale is described in Section 857(b)(6)(D) of the Code or is foreclosure property within the meaning of Section 856(e) of the Code.

(b)          Within thirty (30) days after the Triggering Member’s receipt of a Marketing Right Offer, the Triggering Member may either (i) accept the Non-Triggering Member’s Marketing Right Offer, in which case the Company shall sell and transfer, or cause to be sold and transferred, the Marketed Assets to the Non-Triggering Member at the Marketing Right Offer Price in accordance with Section 13.2(g) and Section 13.2(i) or (ii) reject the Non-Triggering Member’s Marketing Right Offer. Failure of the Triggering Member to respond within such thirty (30) day period shall be deemed to be a rejection by the Triggering Member of such Marketing Right Offer.

(c)          If (i) the Triggering Member rejects the Non-Triggering Member’s Marketing Right Offer or (ii) the Non-Triggering Member has not made a Marketing Right Offer prior to the termination of the Response Period, then the Triggering Member may (or may cause the Manager to) offer the Marketed Assets for sale to third parties on behalf of the Company on such terms and conditions as the Triggering Member determines (provided that such terms and conditions are commercially reasonable and that, unless the Triggering Member and the Non-Triggering Member otherwise agree, the Triggering Member or the Manager, as applicable, retains an independent broker experienced in the self-storage industry to market the Marketed Assets) for a period of up to nine (9) months after the expiration of the Response Period (the “Sale Period”).

(d)          If the Triggering Member proceeds pursuant to Section 13.2(c) and obtains a bona fide offer to purchase the Marketed Assets from a third-party purchaser not Affiliated with the Triggering Member (which bona fide offer may be subject to customary conditions and due diligence review periods), and if the Triggering Member elects in its sole discretion to proceed with such third-party offer, then the Triggering Member or the Manager, as the case may be, shall have an additional period of ninety (90) days after the Sale Period in which to cause the Company to consummate any such sale of the Marketed Assets on such other terms and conditions acceptable to the Triggering Member; provided that, if the Non-Triggering Member submitted a Marketing Right Offer pursuant to Section 13.2(a) and the third-party offer price is less than ninety-seven percent (97%) of the Marketing Right Offer Price and the Triggering Member elects to proceed with the third-party offer, the Triggering Member shall notify the Non-Triggering Member of the material terms and conditions of the third-party offer and the Non-Triggering Member may, at its option, elect either (i) to purchase the Marketed Assets at such third-party offer price (and subject to any closing conditions in such third-party offer) or (ii) consent to the sale by the Company of the Marketed Assets at the price and on the other terms and conditions contained in such third-party offer, such election to be made by written notice within ten (10) days after the Triggering Member notifies the Non-Triggering Member of the material terms and conditions of such third-party offer. If the Non-Triggering Member does not deliver the written notice described in the previous sentence within such ten (10) day period, the Non-Triggering Member shall be deemed to have consented to the sale by the Company of the Marketed Assets at the price and on the terms and conditions contained in the applicable third-party offer.

(e)          If, within the Sale Period, the Triggering Member or the Manager, as the case may be, is unable to obtain a bona fide offer from a third party not Affiliated with any Member to purchase the Marketed Assets, or if after having obtained such an offer, such sale is not consummated within ninety (90) days after the expiration of the Sale Period, then the Marketing Right shall lapse and a Triggering Member may exercise the Marketing Right again, if then permitted to do so, by sending the Marketing Notice pursuant to Section 13.2(a).

(f)          Except as otherwise provided in Section 13.2(j), in the event of a sale of the Marketed Assets pursuant to this Section 13.2, whether to the Non-Triggering Member or otherwise, the sale will be treated as a sale by the Company (or its Subsidiaries), and the Capital Proceeds resulting therefrom shall be distributed accordingly.

(g)          If the Non-Triggering Member makes a Marketing Right Offer that is accepted by the Triggering Member or if the Non-Triggering Member elects pursuant to Section 13.2(d) to purchase the Marketed Assets, then the Non-Triggering Member shall be irrevocably obligated to purchase, and the Company shall be irrevocably obligated to sell, the Marketed Assets at the applicable price within sixty (60) days after the Triggering Member’s acceptance or deemed acceptance of the Marketing Right Offer or the Non-Triggering Member’s election to purchase pursuant to Section 13.2(d), as applicable. The Non-Triggering Member, within two (2) Business Days after the Triggering Member accepts the Marketing Right Offer or the Non-Triggering Member elects to purchase the Marketed Assets pursuant to Section 13.2(d), shall deposit into escrow, with an escrow agent selected by the Non-Triggering Member but not an Affiliate of the Non-Triggering Member and reasonably acceptable to the Triggering Member, an earnest money deposit in an amount equal to five percent (5%) of the applicable purchase price.

(h)          The Triggering Member or the Manager, as the case may be, agrees to exercise reasonable efforts to keep the Non-Triggering Member informed of the status of the marketing process, and each Member agrees to cooperate reasonably with the other, in bringing about a sale of the Marketed Assets as provided herein. All costs associated with the marketing and sale of the Marketed Assets pursuant to this Section 13.2 shall be an expense of the Company. The Triggering Member, or the Manager if so directed, shall, in a commercially reasonable and reasonably effective manner, market all of the Marketed Assets in a single portfolio sale or in pools of assets or individually and shall have the authority, on behalf of the Company and the Subsidiaries, to cause the Company and the Subsidiaries to retain a third party broker and take all other actions as may be reasonably required to effect the sale of the Marketed Assets pursuant to this Section 13.2, including retaining legal counsel and other advisors, negotiating and causing the Company to enter into definitive sale agreements.

(i)          If the Non-Triggering Member makes a Marketing Right Offer and such offer is accepted by the Triggering Member, then the purchase price payable by the Non-Triggering Member for the Marketed Assets shall be payable in cash, by wire transfer or other immediately available funds, at the closing of such sale. The Non-Triggering Member shall have the right, but not the obligation, to assume any or all liens relating to the property financing (it being agreed that the purchase price shall be reduced by the sum of the amount of any indebtedness secured by the Marketed Assets that the Non-Triggering Member permits to remain outstanding and the amount of any prepayment penalties avoided thereby and increased by the amount of any assumption fees related thereto), and the acquiring Member shall be responsible for any prepayment penalties or assumption fees in respect of such property financing. At any closing of the sale of the Marketed Assets pursuant to this Section 13.2, the Members shall execute and deliver, and shall cause the Company and each Subsidiary to execute and deliver, any and all deeds, assignments, agreements, indemnifications and other contracts as may be reasonably necessary to consummate any such sale. Any transfer or similar taxes and other expenses related to the sale of the Marketed Assets that are not paid by the purchaser (pursuant to contract or local custom) shall be an expense of the Company.

(j)          If the Non-Triggering Member makes a Marketing Right Offer for the Company Assets in connection with an exercise of the Control Marketing Right, and such offer is accepted by the Triggering Member, the transaction may, at the option of the Non-Triggering Member, be effected by the transfer and assignment of the Triggering Member’s entire Membership Interest in the Company and, in such case, the Triggering Member shall transfer its entire Membership Interest to the Non-Triggering Member free and clear of any and all liens, pledges and security interests. The purchase price paid in such case shall be the amount that would have been distributed to the transferring Member if all of the Company Assets had been sold for the Marketing Right Offer Price or the third-party offer price, as applicable, the Company had paid all Company and Subsidiary liabilities and any and all applicable transfer taxes, document stamps and similar fees that would be incurred by the Company if the Company and the Subsidiaries, if any, sold all of the Company Assets and distributed the net proceeds to the Members pursuant to Section 5.3.

(k)          If the Non-Triggering Member defaults in its obligation, if any, to purchase the Marketed Assets (or the Triggering Member’s Membership Interest) pursuant to this Section 13.2, the Triggering Member shall be entitled as its sole remedy to damages equal to the earnest money deposit (or, in the event the Non-Triggering Member failed to make its earnest money deposit, an amount equal to the earnest money deposit that was required pursuant to Section 13.2(g)), and the Triggering Member shall be entitled to market and cause the Company to sell the Marketed Assets at such price and on such other terms and conditions as it determines in its sole discretion without any restrictions or limitations imposed by this Section 13.2 or the other provisions of this Agreement; provided that any such sale may not be to itself or an Affiliate. If the Company, as a result of the act or omission of the Triggering Member, defaults in its obligation, if any, to sell the Marketed Assets to the Non-Triggering Member, or if the Triggering Member defaults in its obligation to sell its Membership Interests to the Non-Triggering Member pursuant to this Section 13.2, the Non-Triggering Member shall be entitled as its sole remedy to damages equal to five percent (5%) of the Marketing Right Offer Price payable by the Triggering Member, and the Non-Triggering Member shall be entitled to market, and cause the Company to sell, the Marketed Assets at such price and on such other terms and conditions as its determines in its sole discretion without any restrictions or limitations imposed by this Section 13.2 or the other provisions of this Agreement (provided that any such sale may not be to itself or an Affiliate), or the Non-Triggering Member may seek specific performance of the Triggering Member’s and/or the Company’s obligations under this Section 13.2. Jernigan and Investor agree that the amount of damages incurred by any of them as a result of a default pursuant to this Section 13.2 would be impracticable to calculate and that the remedies provided in this Section 13.2 are a reasonable approximation of such damages.

(l)          In connection with any right of the Triggering Member to market the Marketed Assets pursuant to this Section 13.2, the Triggering Member shall have the authority, on behalf of the Company, to cause the Company and the Subsidiaries to retain an independent broker experienced in the self-storage industry and take all other actions as may be reasonably required to effect the sale of the Marketed Assets, including retaining legal counsel and other advisors, negotiating and causing the Company and the Subsidiaries to enter into definitive sale agreements and taking all actions on behalf of the Company and the Subsidiaries (including in connection with the retained broker) reasonably necessary to complete the transactions contemplated therein, and each of the Manager and the Members hereby appoints the Triggering Member as attorney-in-fact, with full power of substitution, to execute and deliver any agreement or instrument reasonably required to effect any such transaction.

Section 13.3.       Insolvency of a Member.

(a)          If a Member becomes an Insolvent Member, the personal representative, trustee or receiver of its estate (the “Personal Representative”) shall have only such Management Rights of that Member with respect to its Membership Interests as are necessary for the purpose of settling or managing its estate and such power as the Member possessed, if any, to assign all or any part of its interest and to join with such assignee in satisfying conditions precedent to such assignee’s becoming a substituted Member. It shall not have any Management Rights or other rights of a Member to grant or withhold consents except for those specified in the preceding sentence.

(b)          If a Member becomes an Insolvent Member, the other Member(s) shall have the right (the “Insolvency Option”) to elect at any time during the period that such Member remains an Insolvent Member (which election may be changed or rescinded at any time prior to the closing of any of the following transactions; provided that, upon such change or rescission, the changing or rescinding Member shall have no further right to exercise the Insolvency Option so changed or rescinded (e.g., if the option to market the Company Assets pursuant to clause (ii) below is changed or rescinded, that option may not be exercised subsequently, but the option to purchase the Membership Interest of the Insolvent Member would be retained)):

(i)          to purchase the entire Membership Interest of the Insolvent Member for cash equal to the Cash Amount. If the other Member declines to purchase all of the Membership Interest of the Insolvent Member in accordance with this Section 13.3, the option to purchase such Membership Interest shall terminate, and the Personal Representative may proceed, subject to the terms and provisions of this Agreement, to distribute the Membership Interest of such Insolvent Member to the successors entitled to receive the same, but such distributions will only be effective as to such successors who thereupon (by written supplement to this Agreement) become a party to this Agreement and who thereby agree to hold all of the Membership Interest transferred to such successor, subject in all respects to the terms and provisions of this Agreement; or

(ii)         to market or require the Manager to market the Company Assets with the intention of selling them to a third party not Affiliated with such Member and liquidating the Company. Such other Member, or the Manager, if directed by such Member, shall, market all of the Properties in a single portfolio sale or in pools of assets or individually, and shall secure the services of an independent third party broker experienced in the self-storage industry to assist the Member and Manager with the marketing of such Properties on such terms and conditions as such Member deems appropriate in good faith.

The Insolvency Option shall be exercised by giving notice (the “Purchase Notice”) to the Personal Representative of the Insolvent Member within the period permitted for the exercise of the Insolvency Option.

(c)          The sales price of each Membership Interest to be sold pursuant to Section 13.3(b)(i) shall be equal to the Cash Amount for such Membership Interest. The Cash Amount shall be determined by agreement of the Members, subject to the procedures set forth in the definition of the term “Cash Amount,” as of a date as near as reasonably practicable to the date of the occurrence of the event that results in the sale of the Membership Interest hereunder, and the closing of the sale of the Membership Interest shall occur on the closing date agreed upon by the purchasing Member and Insolvent Member or, if there is no agreement among them as to the closing date, then on the first Business Day following the day that is thirty (30) days after the date on which the Cash Amount is determined in accordance with the terms hereof.

(d)          At the closing of any sale of a Membership Interest to be sold on the terms and conditions specified in Section 13.3(b)(i), the Insolvent Member shall assign and deliver the Membership Interest to the purchasing Member, free and clear of all encumbrances and claims, together with such documents of transfer as shall be reasonably requested by the purchasing Member, and the purchasing Member shall deliver or cause to be delivered to the Insolvent Member the full consideration therefor, payable in cash, by wire transfer or other immediately available funds.

(e)          If the Manager is the Insolvent Member (or if the Manager becomes insolvent as provided in clauses (a) through (d) of the definition of “Insolvent Member”), in addition to its other remedies pursuant to this Section 13.3, Investor may elect to assume the duties of Manager of the Company, or may elect to transfer a portion of its interest in the Company to an entity controlled by Investor or persons directly or indirectly owning Investor, and to designate such entity as a replacement Manager hereunder. If Investor exercises such right, the Manager shall automatically, without need for the execution and delivery of any instrument other than notice by Investor to Jernigan that it has exercised such right, cease to be the Manager and Investor or the entity designated by Investor shall become the sole Manager with all rights and responsibilities of the Manager set forth in this Agreement. The former Manager shall execute such amendments to this Agreement and execute and file such amendments to the Certificate of Formation as may be required to effect such appointment of Investor (or its designated Affiliate) as the Manager and hereby appoints Investor its attorney-in-fact, with full power of substitution, to execute and deliver any such amendments or other instruments.

Section 13.4.       Management Pending Sale. From and after the date of delivery of a Marketing Notice and continuing through the sooner to occur of the closing date or the termination of the sale of the Company Assets, each Member shall exercise its best efforts to ensure that the Company and the Subsidiaries are operated in the ordinary course of business and that no actions are taken by or on behalf of the Company or the Subsidiaries that are likely to impede the ability of the Members to consummate the transactions contemplated herein.

Section 13.5.        Assignees.

(a)          The Company shall not recognize for any purpose any purported sale, assignment or Transfer of all or any fraction of the interest of a Member unless all provisions of this Agreement relating thereto have been satisfied, all costs of such assignment have been paid by the assigning Member, and there is filed with the Company a written and dated notification of such sale, assignment or Transfer, in form reasonably satisfactory to the Manager, executed by both the seller, assignor or transferor and the purchaser, assignee or transferee and such notification (i) contains the acceptance by the purchaser, assignee or transferee of, and agreement to be bound by, all the terms and provisions of this Agreement and (ii) represents that such sale, assignment or Transfer was made in accordance with all applicable securities laws and regulations (including suitability standards). Any sale, assignment or Transfer shall be recognized by the Company as effective on the date on which such notification is provided to the Manager (or such later date as is specified therein).

(b)          Any Member who transfers or assigns its entire Membership Interest in the Company shall cease to be a Member, except that, unless and until a substituted Member has been admitted into the Company, such assigning Member shall retain the statutory rights of the assignor of a Member’s interest under the Act.

(c)          A person who is the assignee of all or any portion of the Membership Interest of a Member but does not become a substituted Member, and who desires to make a further assignment of such interest it had acquired, shall be (and its proposed Transfer shall be) subject to all the provisions of this Agreement relating to the disposition of Membership Interests to the same extent and in the same manner as any Member desiring to make an assignment of its Membership Interest.

Section 13.6.        Substituted Members. Except as set forth in Section 13.1, only upon the unanimous written consent of all of the Members shall a purchaser, assignee, transferee or other recipient of a Membership Interest who was not previously admitted to the Company as a Member be admitted as a substituted Member to the extent of its acquired interest in the Company. In the event that any such Person is admitted to the Company as a substituted Member, the Manager shall have the power and authority to amend this Agreement to reflect the admission of such Person as a substituted Member and such Person shall have all the rights, duties and obligations of a Member under this Agreement. The Manager shall promptly deliver to each Member (in any permissible manner further described in Section 19.1) a copy of any amendments to this Agreement made by the Manager under this Section 13.6.

ARTICLE XIV
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

As a material inducement to the other Member’s execution and delivery of this Agreement, each Member represents, warrants, covenants and agrees to and with the other Member and the Company as follows:

Section 14.1.       Acquisition of Membership Interest for Investment. Each Member hereby represents and warrants to the Company and the other Member that its acquisition of its Membership Interest is made for its own account for investment purposes only and not with a view toward the resale or distribution of such Membership Interest.

Section 14.2.       Access to Information. Each Member has been afforded full opportunity to request any and all relevant information and ask questions concerning the proposed purposes and business of the Company, has been provided all information and copies of documents it has requested, and has received answers to such questions to its full satisfaction. Each Member represents and warrants that such Member has not relied upon any information relating to the Company other than information supplied by the Company.

Section 14.3.       No Registration. The Membership Interests are not intended to constitute “securities” as defined under Section 2(a)(1) of the Securities Act. Notwithstanding the foregoing, each Member recognizes that (a) the Membership Interests have not been registered under the Securities Act or applicable state securities laws and are being sold pursuant to the exemptions from registration offered by Section 4(2) of the Securities Act and by applicable state law provisions, (b) as a consequence, its Membership Interest must be held indefinitely unless it is subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available and (c) each Member must bear the economic risk of investment in its Membership Interest for an indefinite period of time.

Section 14.4.       No Obligation to Register. Each Member acknowledges that neither the Company nor the Manager is under any obligation to register the Membership Interests under any securities laws, and neither of them has any present intention to do so. Each Member understands that there is no established market for the Membership Interests, and it is extremely unlikely that any public or private market will develop.

Section 14.5.       Suitability of Investment. Each Member understands the nature of the investment being made and that it involves a high degree of risk. Each Member recognizes that the Company is a newly organized entity and has no history of operations or earnings.

Section 14.6.      Accreditation. Each Member represents that it is an accredited investor (as defined under the Securities Act and the rules and regulations promulgated thereunder), able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds it has invested in the Company in what it understands to be a highly speculative and illiquid investment.

Section 14.7.       Representations and Warranties Regarding Members. Each Member represents and warrants to the Manager and the other Member concerning itself as follows:

(a)          Organization. It is a limited liability company, limited partnership, corporation or other entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Jernigan further represents and warrants that, as of the Effective Date, it is a direct or indirect wholly owned subsidiary of Jernigan Parent.

(b)          Authorization. Its execution and delivery of this Agreement, the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action on its part.

(c)          No Conflicting Agreements. Its execution and delivery of, and its performance and compliance with the terms and provisions of, this Agreement do not violate any of the terms, conditions or provisions of (i) its certificate of formation, certificate of limited partnership, limited partnership agreement, limited liability company agreement or other applicable organizational agreements or governing instruments, (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which it is subject or by which any of its assets are bound or (iii) any agreement or contract to which the Member is a party or to which it or its property is subject.

(d)          Approvals. No authorization, consent, order, approval or license from filing with, or other act by, any Governmental Authority or other Person is or will be necessary to permit the valid execution and delivery by it of this Agreement or the performance by it of the obligations to be performed by it under this Agreement, or, if any such authorizations, consents, orders, approvals or licenses are required, they have been obtained.

Section 14.8.       No Brokers. Each Member represents and warrants that it has not dealt with any agent or broker in connection with the creation of the Company or the negotiation of this Agreement. Each Member represents and warrants that no agent, broker or other Person acting pursuant to express or implied authority of such Member is entitled to a commission or finder’s fee from, or will be entitled to recover on any claim against, any other Member or the Company for a commission or finder’s fee, in connection with the creation of the Company or the negotiation of this Agreement.

ARTICLE XV
indemnification

Section 15.1.       Exculpation; Indemnification.

(a)          Except as the result of the gross negligence, willful misconduct, fraud or bad faith of such person in the performance of any of such person’s obligations hereunder, to the greatest extent permissible under applicable law, no Indemnified Party shall be liable to the Company or any Person holding all or any portion of a Membership Interest in the Company for any Loss suffered by the Company or such Person that arises out of any action or inaction of any Indemnified Party.

(b)          To the greatest extent permissible under applicable law, the Company shall indemnify, to the extent of its assets, each Indemnified Party against all Losses incurred by any of them in connection with any liability or obligation of the Company or the Subsidiaries, including amounts paid in satisfaction of judgments, settlements, fines, penalties and expert witness and counsel fees reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal or investigative, pending or threatened, before any court or administrative or legislative body, in which such Indemnified Party may be or may have been involved as a party or otherwise or with which such Indemnified Party may be or may have been threatened. Notwithstanding the foregoing, indemnification shall not be paid to any Indemnified Party with respect to (i) any Losses to the extent caused by an act or omission involving willful misconduct, fraud, gross negligence or bad faith on the part of such Indemnified Party or its Affiliates in the performance of any of such Indemnified Party’s or Affiliate’s obligations hereunder, (ii) expert witness and counsel fees incurred in connection with a dispute between Jernigan and its Affiliates, on the one hand, and Investor and its Affiliates, on the other hand, and (iii) any obligation of any Indemnified Party with respect to any guaranty, surety or similar obligations under any of the Financing Documents other than standard nonrecourse carve-out guarantees relating to “bad boy” acts.

(c)          The Company shall pay or reimburse all expenses reasonably incurred by the Indemnified Party in connection with any such aforementioned action, suit or proceeding in advance of the final disposition of such action, suit or proceeding; provided that the Company has first received a written undertaking by such Indemnified Party (and, if such Indemnified Party is a wholly owned Person, such Person’s parent Entity) to repay such expenses so advanced by the Company if it shall ultimately be determined that the standard for indemnification has not been met. In the event the Company refuses to indemnify any Indemnified Party who may be entitled to be indemnified or to have expenses advanced under this Section 15.1, such Indemnified Party shall have the right to maintain an action in any court of competent jurisdiction against the Company to determine whether or not such Person is entitled to such indemnification or advancement of expenses hereunder. If such court action is successful and the Indemnified Party is determined to be entitled to such indemnification or advancement of expenses, such Indemnified Party shall be reimbursed by the Company for all fees and expenses (including attorneys’ fees) actually and reasonably incurred in connection with any such action (including the investigation, defense, settlement or appeal of such action). The indemnification and the advancement of expenses provided by this Section 15.1 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, or any agreement, vote of Members, policy of insurance or otherwise. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 15.1 shall continue as to an Indemnified Party who has ceased to be a Member or Manager of the Company, and as to an Indemnified Party who has ceased serving at the request of the Company as a director, officer or in any other comparable position of any Subsidiary or other Person, and shall inure to the benefit of the heirs, executors and administrators of such Indemnified Party.

(d)          Notwithstanding anything to the contrary herein, the Manager shall not, in its capacity as the Manager, and no other Person serving at the request of the Company as a director, officer or in any other comparable position of any Subsidiary or other Person, (i) have any fiduciary duties or other liability to any to any Member of the Company in connection with its service as such; nor (ii) in such capacity, be liable to the Company or its Members for consequential, special, exemplary, punitive, indirect or other damages (other than actual damages), including loss of profit, irrespective of whether such damages were reasonably foreseeable.

ARTICLE XVI
EVENTS OF DEFAULT

Section 16.1.       Events of Default. The occurrence of any act committed by the Manager or a Member (or any of their respective Affiliates) constituting gross negligence, fraud, willful misconduct or bad faith in the performance of any of its obligations hereunder shall constitute an “Event of Default” on the part of any Member (a “Defaulting Member”) or the Manager if the default remains uncured or not otherwise fully remedied within thirty (30) days after such Member or the Manager receives written notice of such default from a non-defaulting Member or the Manager; provided that, if such default cannot with diligent efforts be cured or otherwise fully remedied within such thirty (30)-day period but such Member (or such Affiliate of such Member) or the Manager commences such cure or remedy within such thirty (30)-day period, thereafter diligently and continuously prosecutes such cure, and such default is reasonably susceptible to cure within sixty (60) days, such thirty (30)-day period shall be extended for the time reasonably required to effect such cure or remedy, but in no event for more than an additional thirty (30) days (i.e., sixty (60) days total); and provided, further, that no such cure period shall be available with respect to any act that involves fraudulent activity.

Section 16.2.       Remedies.

(a)          During the continuance of any Event of Default by any Member, the other Member(s) shall be entitled to, in its sole discretion, if the Defaulting Member is the Manager, elect to assume the duties of the Manager hereunder, in which case the Manager shall (A) automatically, without need for the execution and delivery of any instrument other than notice by the Non-Defaulting Member to the Manager that it has exercised such right, cease to be the Manager and the Non-Defaulting Member shall become the sole Manager with all rights and responsibilities of the Manager set forth in this Agreement and (B) promptly execute such amendments to this Agreement and execute and file such amendments to the Certificate of Formation as may be required to effect such appointment of the Non-Defaulting Member (or its designated Affiliate) as the Manager and hereby appoints the Non-Defaulting Member its attorney-in-fact, with full power of substitution, to execute and deliver any such amendment or instrument.

(b)          In addition to the above remedies, the Non-Defaulting Member may recover from the Defaulting Member any actual damages incurred as a result of the Defaulting Member’s default under Section 16.1.

(c)          The remedies provided in this Section 16.2 shall be the exclusive remedies of the parties with respect to an Event of Default.

ARTICLE XVII
DISSOLUTION

Section 17.1.        Events of Dissolution.

(a)          The Company shall be dissolved upon the earliest to occur of any of the following events:

(i)          the unanimous written agreement of all of the Members;

(ii)         the sale or other disposition of all or substantially all of the assets of the Company, unless such sale or other disposition involves the acquisition of any additional property or any deferred payment of the consideration for such sale or other disposition, in which latter event the Company will dissolve on the last day of the calendar month during which the balance of such deferred payment is received by the Company, provided that in each case, such dissolution shall not occur prior to January 1 of the third (3rd) calendar year subsequent to the sale of all of the assets of the Company and the Subsidiaries;

(iii)        the entry of a judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be a bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal therefrom; or

(iv)         the entry of a decree of judicial dissolution under Section 18-802 of the Act or any successor or similar provision of applicable law.

(b)          The events set forth in Section 17.1(a) constitute the only situations or events on which a dissolution of the Company shall occur.

(c)          Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs and the assets of the Company have been distributed as provided in Section 17.2.

Section 17.2.        Liquidation; Sale of Substantially all of the Assets.

(a)          Subject to the restrictions and limitations contained in this Agreement, upon dissolution of the Company, the Manager shall cause any part or all of the Company Assets to be sold in such manner as the Manager shall determine in an effort to obtain the best prices for such assets (provided that, with the approval of all of the Members, the Manager may distribute Company Assets in kind to the Members on the basis approved by the Members). During the liquidation period, the Manager shall have the right to continue to operate and otherwise to deal with Company property to the same extent the Manager had such right prior to dissolution of the Company. In the event that the Manager has dissolved, withdrawn or becomes bankrupt or legally incapacitated, all of the Members may, within thirty (30) days after any such occurrence, appoint a Person to perform the functions of the Manager in liquidating the assets of the Company and winding up its affairs.

(b)          In settling accounts after dissolution, the assets of the Company shall be paid or distributed in the following order:

(i)          first, to creditors other than Members and their Affiliates, in the order of priority provided by law;

(ii)         then, to the Members and their respective Affiliates for any fees or other compensation or any unreimbursed costs and expenses owing to the Members, the Manager or their respective Affiliates in accordance with the terms of this Agreement, and then to the repayment of any loans (with interest), including any Default Loans, Priority Loans or Advancement Loans, made by any Member to the Company in accordance with the terms of this Agreement;

(iii)        then, to contingency reserves as the Executive Committee deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Such reserves may be paid over by the Manager to a bank, to be held in escrow for the purpose of paying any contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Executive Committee may deem advisable, such reserves shall be distributed to the Members, pursuant to clause (iv); and

(iv)         then, to the Members in accordance with Section 5.3.

Section 17.3.       Waiver of Partition. Each Member hereby irrevocably waives any right or power it may possess now or hereafter to compel a partition or sale of any asset of the Company or to compel a dissolution of the Company other than as expressly set forth in this Agreement.

Section 17.4.      Certificate of Cancellation. Upon the dissolution and the completion and winding up of the Company, the Manager shall cause a Certificate of Cancellation to be filed with the Office of the Secretary of State of the State of Delaware, pursuant to the requirements of the Act, canceling the Certificate of Formation; provided that such Certificate of Cancellation shall not be filed prior to January 1 of the third (3rd) calendar year subsequent to the sale of all of the assets of the Company.

ARTICLE XVIII
INVESTOR RIGHTS UPON REFINANCING

Section 18.1.       Investor Rights upon a Refinancing Event. In the event that a Borrower Group refinances an Approved Loan with any Person other than the Company (each such occurrence, a “Refinancing Event”), then at any time after the fourth anniversary of the Effective Date, Investor shall have the right to do the following:

(a)          cause the Company to distribute all of the Company’s interest in the applicable Development Venture (the “Company Profit Interest”) to the Members in accordance with Article V, after which Investor shall sell, and Jernigan (or its designated Affiliate) shall purchase, Investor’s Company Profit Interest pursuant to Section 18.2 (such distribution and purchase, an “Investor Put”); or

(b)          cause the Company to market and sell the Company Profit Interest pursuant to Section 18.3 (such sale, the “Profits Interest Sale”);

in each case by delivering a notice (an “Investor Put Notice” or “Profits Interest Sale Notice”, as applicable) to Jernigan. Notwithstanding the above, in no case shall Investor have the right to exercise its Investor Put or Profits Interest Sale with respect to a Company Profit Interest that the Company has held for two (2) years or less.

Section 18.2.       Investor Put.

(a)          If Investor exercises its Investor Put rights under Section 18.1(a), the closing of the purchase of the Company Profit Interest (the “Investor Put Closing”) shall be upon such terms as set forth in Sections 18.2(b) and 18.4. The purchase price (the “Investor Put Price”) for the Company Profit Interest pursuant to the Investor Put shall be equal to the greater of:

(i)          The fair market value of the Company Profit Interest (which shall be determined based on the Fair Market Value of 100% of the fee simple interest in the Property held by the Refinancing Group, after reducing such Fair Market Value by any liabilities incurred by the Development Venture or encumbering the applicable Property), and

(ii)         The Threshold Amount.

(b)          If Investor shall have delivered an Investor Put Notice in accordance with Section 18.1, the Investor Put Closing shall take place on a date set forth in the Investor Put Notice, which shall be no later than ninety (90) days after the determination of the Investor Put Price.

Section 18.3.        Profits Interest Sale.

(a)          If Investor exercises its Profits Interest Sale rights under Section 18.1(b), then Investor shall market, or require the Manager to market, all, but not less than all, the Company Profit Interest for sale pursuant to this Section 18.3. Investor or the Manager, as the case may be, shall procure (at the cost of the Company), from an independent broker with at least seven (7) years’ experience in the sale and marketing of self storage facilities, a statement setting forth an estimated range of the sale price for the Company Profit Interest. Within thirty (30) days of receipt of the independent broker statement (the “Response Period”), Jernigan or any of its Affiliates may, by notice to Investor and the Company (the “Profits Interest Sale Offer”), offer to acquire the Company Profit Interest at an all-cash price determined by Jernigan in its sole discretion, which price may be outside the range set forth in the independent broker statement (the “Profits Interest Sale Offer Price”).

(b)          Within thirty (30) days after Investor’s receipt of a Profits Interest Sale Offer, Investor may either (i) cause the Company to accept Jernigan’s Profits Interest Sale Offer, in which case the Company shall sell and transfer the Company Profit Interest to Jernigan (or its designee) at the Profits Interest Sale Offer Price in accordance with Section 18.3(d) or (ii) reject Jernigan’s Profits Interest Sale Offer. Failure of Investor to respond within such thirty (30) day period shall be deemed to be a rejection by Investor of such Profits Interest Sale Offer.

(c)          If Investor rejects Jernigan’s Profits Interest Sale Offer, then Investor may (or may cause the Manager to) offer the Company Profit Interest for sale on behalf of the Company on terms and conditions no less favorable than those contained in the Profits Interest Sale Offer for a period of up to one hundred and eighty (180) days after the expiration of the Response Period (the “Profits Interest Sale Period”). If Jernigan has not made a Profits Interest Sale Offer prior to the termination of the Response Period, then Investor may (or may cause the Manager to) offer the Company Profit Interest for sale on behalf of the Company during the Profits Interest Sale Period on such terms and conditions as Investor determines in its sole discretion.

(d)          If Investor shall have caused the Company to accept Jernigan’s Profits Interest Sale Offer in accordance with Section 18.3(b), the closing of the purchase and sale of the Company Profit Interest (the “Profits Interest Sale Closing”) shall take place on a date agreed to by the Members, which shall be no later than ninety (90) days after the expiration of the Response Period and be upon such terms as set forth in Section 18.4.

Section 18.4.       Jernigan Shares. If the Investor so elects in the Investor Put Notice, or if Jernigan (or its designee) is the purchaser in a Profits Interest Sale and Investor so elects in writing, Jernigan shall cause the applicable purchase price to be paid in shares of common stock of Jernigan Parent (“Jernigan Shares”) rather than in cash, with such Jernigan Shares valued at the average per share closing price of such shares on the New York Stock Exchange during the ten (10) consecutive trading day period ending three (3) Business Days prior to the Profits Interest Sale Closing; provided, however, that in no event shall the number of Jernigan Shares to be issued under this Section 18.4, (x) result in a violation of the provisions of the Articles of Incorporation of Jernigan Parent, as in effect on the Effective Date, or (y) be greater than 19.99% of the sum of the total outstanding shares of common stock of Jernigan Parent as of the Effective Date (the “Share Cap”). Investor and Jernigan agree that, in the event Investor seeks to receive a number of Jernigan Shares that would violate the provisions of the Articles of Incorporation of Jernigan Parent or exceed the Share Cap (such excess Jernigan Shares, the “Excess Shares”), Jernigan shall only deliver cash in lieu of such Excess Shares, such shares valued as set forth in this paragraph above; provided, however, that, if Jernigan does not have access to cash sufficient to pay in lieu of such Excess Shares, the parties agree that Jernigan shall have twelve (12) months from the date of the Profits Interest Sale Closing to make such payment of cash, with interest at a rate of 6.9% per annum.

Section 18.5.      Consents. Notwithstanding the foregoing, Investor and Jernigan each acknowledges that the completion of any Investor Put or Profits Interest Sale shall be subject to the receipt of all necessary approvals or consents of Governmental Authorities, lenders and any other Persons, in each case to the extent required. If an Investor Put or Profits Interest Sale requires any such approval, then Investor and Jernigan shall cooperate with each other in procuring all such approvals and consents.

ARTICLE XIX
MISCELLANEOUS

Section 19.1.       Notice. Any notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be given to the Manager or Members at their respective addresses and to the Authorized Representatives set forth on Exhibit A or at such other address as any Manager or Member may hereafter designate in a notice duly given to all the other Members or the Manager as its address for receipt of notices hereunder. Such notices may be delivered by hand, overnight courier, U.S. certified mail, facsimile or email (provided that facsimile and email notices are also promptly delivered by hand, overnight courier or U.S. certified mail). Any such notice, demand or communication shall be deemed to have been given on the date received or refused (or, if received on a day that is not a Business Day or after normal business hours in the location delivered, the following Business Day).

Section 19.2.       Application of Delaware Law. This Agreement and the application or interpretation hereof shall be governed exclusively by, and construed exclusively in accordance with, the laws of the State of Delaware, and specifically the Act, without regard to principles of conflicts of laws. The parties specifically agree that the provisions relating to arbitration in this Agreement as set forth in Section 19.3 hereof shall be governed by the Delaware Uniform Arbitration Act, 10 Del. C. 1953, § 5701 1 et seq. (the “DUAA”).

Section 19.3.        Escalation; Arbitration; Jurisdiction and Venue; Waiver of Jury Trial.

(a)          The parties hereto shall attempt in good faith to resolve any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof, as follows:

(i)          At either party’s written request, the parties shall have at least one meeting between the parties’ respective representatives who are primarily responsible for managing the administration of this Agreement.

(ii)         If the parties have not resolved such dispute within thirty (30) days after either party has delivered such written request, then either party may deliver written notice to the other party requesting to escalate the resolution of the dispute to the appropriate executive levels within the respective organizations of the parties.

(iii)        If the parties have not resolved such dispute within thirty (30) days after either party has delivered such written notice to the other party requesting to escalate the resolution of the dispute, then either party may proceed to arbitration as set forth below.

(iv)         In the event of any dispute, the parties will continue to perform their respective obligations under this Agreement in good faith throughout the course of such dispute or proceeding as if such dispute or proceeding had not arisen, unless and until this Agreement is terminated in accordance with its terms.

(v)          Notwithstanding the provisions of this Section 19.3(a), in the event a party makes a good faith determination that a breach of the terms of this Agreement by the other party is such that it shall cause such harm and a temporary restraining order or other injunctive relief is the only appropriate and adequate remedy, including a breach of Section 19.13, the non-breaching party shall be entitled to seek in any court of competent jurisdiction immediate injunctive and other equitable relief, without bond and without the necessity of showing actual money damages.

(b)          Except as set forth in Section 19.3(a), Section 19.3(e) or Section 19.13, any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof shall be finally settled under the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”), unless otherwise agreed, by an arbitral tribunal composed of three (3) arbitrators, at least one (1) of whom shall be an attorney experienced in corporate transactions, appointed by agreement of Investor and Jernigan in accordance with the Rules. In the event the parties fail to agree upon a panel of arbitrators from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with such Rules. In the event the parties shall have failed to agree upon a full panel of arbitrators from such second list, any remaining arbitrators to be selected shall be appointed by the AAA in accordance with such Rules. If at the time of the arbitration the parties agree in writing to submit the dispute to a single arbitrator, such single arbitrator shall be appointed by agreement of the parties in connection with the foregoing procedure or failing such agreement by the AAA in accordance with such Rules. All arbitrators shall be neutral arbitrators and subject to Rule 19 of the Rules.

(c)          The arbitrators shall apply the laws of the State of Delaware, shall not have the authority to add to, detract from, or modify any provision hereof and shall not award punitive damages to any injured party. A decision by a majority of the arbitrators shall be final, conclusive and binding, except that it shall be subject to review and confirmation in any court of competent jurisdiction pursuant to the DUAA. The arbitrators shall deliver a written and reasoned award with respect to the dispute to each of the parties to the dispute, difference, controversy or claim, who shall promptly act in accordance therewith. Any arbitration proceeding shall be held in Delaware.

(d)          The arbitration proceedings conducted pursuant hereto shall be confidential. No party shall disclose any information about the arbitration proceedings or the evidence adduced by the other parties in any arbitration proceeding or about documents provided by the other parties in connection with the proceeding except in the course of a judicial, regulatory or arbitration proceeding or as may be requested by a Governmental Authority. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other parties reasonable written notice of the intended disclosure. The parties shall sign, and the arbitrator, expert witnesses and stenographic reporters shall be asked to sign, appropriate non-disclosure agreements or orders in order to effectuate this Agreement of the parties as to confidentiality.

(e)          Any process against any Member or Manager in, or in connection with, any suit, action or proceeding arising out of or relating to or under Section 19.3 or Section 19.13 of this Agreement or any Manager’s or Member’s performance thereof may be served personally or, to the extent permitted by law, by certified mail at that Manager’s or Member’s address for receipt of notices hereunder with the same effect as though served on such Manager or Member personally. The Manager and each Member hereby irrevocably submit in any such suit, action or proceeding arising out of or relating to this Agreement or any Manager’s or Member’s performance hereof or rights or obligations thereunder to the jurisdiction of the federal and state courts of the State of Delaware and waive any and all objections to the jurisdiction of, or venue in, such court that such Manager or Member may have under applicable laws. Each of the Members and the Manager waive trial by jury in any such litigation, suit or proceeding among them in any court with respect to, in connection with or arising out of this Agreement or the validity, interpretation, or enforcement thereof.

Section 19.4.       No Partnership. The Members intend that the Company not constitute or be deemed to be a partnership (including a limited partnership) or joint venture, and that no Member or Manager constitute or be deemed to be a partner, agent or joint venturer of any other Member or Manager, for any purposes other than U.S. federal and state income tax purposes, and this Agreement shall not be construed, interpreted or applied to suggest otherwise.

Section 19.5.       Effect of Agreement. This Agreement shall be binding upon all Members and the Manager and their respective assigns and successors.

Section 19.6.       Entire Agreement. This Agreement, together with the Exhibits hereto and the other documents expressly referenced herein, contain all of the understandings and agreements of whatsoever kind and nature existing between the Members with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings with respect thereto.

Section 19.7.      Amendment. Except as otherwise expressly set forth in this Agreement, this Agreement may be amended, supplemented or restated only by a written agreement executed by each of the Members. Notwithstanding anything to the contrary in this Section 19.7, the Certificate of Formation and this Agreement may be amended, supplemented or restated, for the following purposes only by the Manager without the necessity of obtaining the written consent of any of the Members: the change of the registered agent, the address of the registered agent or the address of the principal place of business of the Company.

Section 19.8.        Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or electronic transmission of a “.pdf” or similar file), each of which shall be deemed to be an original and shall be binding upon the Member who executed the same, but all of such counterparts together shall constitute one and the same agreement.

Section 19.9.       Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision that is not essential to the effectuation of the basic purposes of the Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to the Act or existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

Section 19.10.      Captions. The title and captions contained herein are for convenience of reference only and shall not be deemed part of the context of this Agreement.

Section 19.11.     Interpretation. This Agreement is the result of negotiations among, and has been reviewed by counsel to, each of the parties hereto and is the product of each of the parties. Accordingly, it shall not be construed against any party merely because of such party’s involvement in its preparation.

Section 19.12.     Additional Documents and Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, the Members agree to execute such additional documents and papers, and to perform and do such additional acts, as may be necessary and proper to effectuate and carry out all of the provisions of this Agreement.

Section 19.13.      Confidentiality.

(a)          The provisions of this Agreement and of any other agreement relating to the Company, the Subsidiaries, the Properties or the Approved Loans to which the Company, any Subsidiary or any Member is a party, the identity of any person with whom the Company or any Subsidiary may be holding discussions with respect to any investment, acquisition, Disposition, or other transaction or in whom the Company or any Subsidiary may invest directly or indirectly, and all other business, financial or other information relating directly to the business or affairs of the Company, any Subsidiary or any Borrower Groups or the relative or absolute rights or interests of any of the Members (collectively, the “Information”) that has not been publicly disclosed with the consent of all of the Members is confidential and proprietary information of the Company or such Subsidiary, the disclosure of which could cause irreparable harm to the Company, the Subsidiaries and the Members. Accordingly, each Member represents that it has not, and agrees that it will not and that it will direct its shareholders, directors, trustees, officers, agents, advisors (including any appraiser selected by or on behalf of it, or by or on behalf of any appraiser selected by it) and Affiliates not to, disclose to any Person (except to the extent, if any, it is required by applicable law or as required under the Code to make disclosure to a court or governmental authority or as required under the Code or as required by applicable securities laws or to the extent disclosure to a lender is required under the Financing Documents) any Information or confirm any statement made by any other Person regarding Information unless all of the Members consent thereto or until the Company has publicly disclosed the Information and has notified each Member that it has done so.

(b)          The covenants and agreements contained in this Section 19.13 will (i) terminate with respect to a Member three (3) years after such Member ceases to be a Member or hold any interest in the Company and (ii) survive the termination of the Company for three (3) years.

(c)          Notwithstanding any contrary provision in this Section 19.13, any Member may, without breach of the covenants set forth in this Section 19.13 and without notice to or consent of the Manager, disclose any Information to any potential transferee of a Membership Interest or in connection with any proposed or actual transfer of any interest of the direct or indirect beneficial owners of any of the Members permitted by this Agreement if such transferee executes and delivers to the Company a written confidentiality agreement in which it agrees (i) to use such Information solely for the purpose of evaluating the purchase of a Membership Interest or beneficial interest in a Member and (ii) to be bound by the terms and provisions of this Section 19.13 on the same basis and in the same manner as would apply if it were a Member of the Company who had signed this Agreement. The Members may also disclose such Information as is reasonably necessary for it (or its Affiliates) to perform any of its (or any of its Affiliates’) duties or obligations hereunder or in any property management agreement, leasing, development or construction agreement relating to the Properties; provided that, in the case of an Affiliate, such Affiliate has agreed to be bound by the terms and provisions of this Section 19.13 on the same basis and in the same manner as would apply if it were a Member of the Company who had signed this Agreement. The parties agree that, if this Section 19.13 is breached, the remedy at law may be inadequate, and therefore, in addition to any other remedy to which a party may be entitled, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Section 19.13 and/or to compel specific performance of this Section 19.13.

(d)          Notwithstanding any contrary provision in this Section 19.13, the Members (and each employee, representative or other agent of the Members) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein; provided that no Member (and no employee, representative or other agent thereof) shall disclose any information that is not necessary to understanding the tax treatment and tax structure of the transactions contemplated herein (including the identity of the Members, any information that could reasonably allow a Person to determine the identity of the Members, or any other information to the extent that such disclosure could result in a violation of any federal or state securities law).

(e)          Notwithstanding any contrary provision in this Section 19.13, (i) each Member may disclose to its direct and indirect interest holders the terms and conditions of this Agreement (including providing copies of this Agreement) and such other matters as may be required by its and its Affiliates’ limited partnership agreement, subscription documents, side letters or other organizational documents or by applicable law and (ii) each Member may disclose Information to its attorneys, accountants and other professional advisors and to the advisors of any of the partners or members of such Member.

Section 19.14.      No Third-Party Beneficiaries. No creditor of the Company or other Person not a Member or Manager or indemnified party hereunder shall have any right or benefit under or in respect of this Agreement (and, without limiting the generality of the foregoing, no such Person shall have any right to enforce any obligation of any Member to make capital contributions or loans or to pursue any other right or remedy hereunder or in respect hereof or at law or in equity), it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the Members, the Company, such indemnified persons and their respective successors and assigns. None of the rights or obligations of the Members herein set forth to make capital contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members. In addition, it is the intent of the parties hereto that no distribution to any Member shall be deemed a return of money or other property in violation of the Act.

Section 19.15. Involvement of the Company in Certain Proceedings. If any Member or any Affiliate of a Member becomes involved in legal proceedings unrelated to the business of the Company or any Subsidiary in which the Company or any Subsidiary (or the Manager) is called upon to provide information, the Member will indemnify, defend and hold harmless the Company or such Subsidiary (or the Manager) against all costs and expenses (including fees and expenses of attorneys and other advisors) paid or incurred by the Company or such Subsidiary (or the Manager) in preparing or producing the required information or in resisting any request for production or obtaining a protective order limiting the availability of the information provided by the Company or such Subsidiary or in otherwise protecting its interests.

Section 19.16. No Waiver. No waiver, express or implied, by any Member of any obligation of, or any breach or default by any other Member in the performance by the other Member of its obligations, hereunder shall be (a) binding or enforceable except to the extent (if any) set out in a writing signed by the Member sought to be charged thereby or (b) deemed or construed to be a waiver of any other breach or default under this Agreement. Failure on the part of any Member to complain of any act or omission of any other Member, or to declare such other Member in default irrespective of how long such failure continues, shall not constitute a waiver hereunder. No notice to or demand on a defaulting Member shall entitle such defaulting Member to any other or further notice or demand in similar or other circumstances.

Section 19.17. Additional Remedies. Unless the context requires otherwise, the rights and remedies of the Members hereunder shall not be mutually exclusive so that the exercise of one or more of the rights or remedies hereunder shall not preclude the exercise of any other.

Section 19.18. Approvals. Except where otherwise expressly stated in this Agreement, all approval, consent and other similar rights of the Manager or of the Members pursuant to this Agreement (a) shall be set out in a writing signed by or an e-mail sent by the person whose approval, consent or exercise of any other right is required (provided that an e-mail shall only comprise an approval or consent with respect to a Major Decision, if such e-mail shall explicitly state that it is an approval or consent by the sender thereof of such Major Decision) and (b) may be exercised by such parties, and such approvals, consents and exercise of other rights, may be granted or denied by such parties, in their sole and absolute discretion.

Section 19.19. Use of Names. In no event shall the name “Heitman” or “Jernigan”, or other Heitman or Jernigan trade name or derivative, be used in connection with the Company or any Subsidiary, without the prior express approval of Investor or Jernigan Parent, as applicable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

Jernigan:	JERNIGAN CAPITAL OPERATING COMPANY, LLC,
a Delaware limited liability company

	By:	Jernigan CAPITAL, INC.
a Maryland corporation,
its managing member

	By:	/s/ William C. Drummond
	Name:	William C. Drummond
	Title:	Senior Vice President and Chief Financial Officer

INVESTOR:	HVP III Storage Lenders Investor, LLC,
a Delaware limited liability company

	By:	Heitman VALUE PARTNERS III Investments LLC,
a Delaware limited liability company,
its managing member

		By:	Heitman VALUE PARTNERS III, L.P.,
a Delaware limited partnership,
its managing member

			By:	Heitman VALUE PARTNERS III, LLC,
a Delaware limited liability company, its general partner

				By:	/s/ Howard J. Edelman
				Name:	Howard J. Edelman
				Title:	Executive Vice President

[Signature Page to LLC Agreement of Storage Lenders LLC]

LIMITED LIABILITY COMPANY AGREEMENT EXHIBITS

Exhibit A	Members’ Names, Addresses and Authorized Representatives
Exhibit B	Sample Calculation of Internal Rate of Return
Exhibit C	Form of Jernigan Completion Guarantee
Exhibit D	Annual Business Plan Items
Exhibit E	Reports
Exhibit F	Data Transmission Procedures

EXHIBIT A
Members’ Names, Addresses and Authorized Representatives

Member Name and Address	Authorized Representatives

Jernigan Capital Operating Company, LLC

c/o Jernigan Capital, Inc.

6410 Poplar Avenue, Suite 650

Memphis, Tennessee 38119

Attn: John A. Good

Fax: (901) 201-5813

E-mail: john@jernigancapital.com

With a copy to:

Morrison & Foerster LLP
2000 Pennsylvania Avenue, NW
Suite 6000
Washington, D.C. 20006-1888

Attn: David P. Slotkin and Lauren C. Bellerjeau

Fax: (202) 785-7522; (202) 785-7534
Email: dslotkin@mofo.com; lbellerjeau@mofo.com

Dean Jernigan John A. Good William H. Mathieu

Member Name and Address	Authorized Representatives

HVP III Storage Lenders Investor, LLC

c/o Heitman Capital Management LLC

191 North Wacker Drive

Suite 2500

Chicago, Illinois 60606

Attn: Geoffrey Dundon and Robert Hayes

Fax: (312) 541-6789

E-mail: Geoffrey.dundon@heitman.com and Robert.hayes@heitman.com

With a copy to:

Mayer Brown LLP

71 S. Wacker Dr.

Chicago, Illinois 60606

Attn: Brian May

Fax: (213) 576-8177

E-mail: bmay@mayerbrown.com

Howard Edelman Robert Hayes Geoffrey Dundon

EXHIBIT B
Sample Calculation of Internal Rate of Return

Time/Month	Date	Capital Contributions	Distributions	Total Cash Flow
Time 0	11/30/2014	-1,000,000		-1,000,000
Month 1	12/31/2014	-1,000,000	5,833	-994,167
Month 2	1/31/2015	-1,000,000	5,833	-994,167
Month 3	2/28/2015		5,833	5,833
Month 4	3/31/2015		11,667	11,667
Month 5	4/30/2015		11,667	11,667
Month 6	5/31/2015		11,667	11,667
Month 7	6/30/2015		17,500	17,500
Month 8	7/31/2015		17,500	17,500
Month 9	8/31/2015		17,500	17,500
Month 10	9/30/2015		17,500	17,500
Month 11	10/31/2015		17,500	17,500
Month 12	11/30/2015		17,500	17,500
Month 13	12/31/2015		18,000	18,000
Month 14	1/31/2016		18,000	18,000
Month 15	2/29/2016		18,000	18,000
Month 16	3/31/2016		18,000	18,000
Month 17	4/30/2016		18,000	18,000
Month 18	5/31/2016		18,000	18,000
Month 19	6/30/2016		18,000	18,000
Month 20	7/31/2016		18,000	18,000
Month 21	8/31/2016		18,000	18,000
Month 22	9/30/2016		18,000	18,000
Month 23	10/31/2016		18,000	18,000
Month 24	11/30/2016		3,334,927	3,334,927

				12.00%
				=XIRR(E3:E27,B3:B27)

EXHIBIT C
Form of Jernigan Completion Guarantee

See attached.

COMPLETION GUARANTY

THIS COMPLETION GUARANTY (this “Guaranty”) executed as of «D5» ___, «D6», by JERNIGAN CAPITAL OPERATING COMPANY, LLC, a Delaware limited liability company, having an address of ___________________________ (“Guarantor”), to ________________________________________________________, having an address of ____________________________________ (“Lender”).

RECITALS:

A.           Lender has agreed to lend to «D2», «D3», whose address is «D4» (the “Borrower”), the principal sum of up to «D30» and 00/100 Dollars ($«D9») (the “Loan”) for the purpose of constructing, equipping and furnishing a self-storage facility (the “Improvements”) on land owned by Borrower and located in the «D7», County of «D8», and State of «D12» (the “Premises”) (the Premises and the Improvements hereinafter sometimes referred to collectively as the “Project”).

B.           The Borrower has executed and delivered to Lender a Promissory Note of even date herewith in the principal amount of «D30» and 00/100 Dollars ($«D9» )(the “Note”) to evidence its obligation to repay the Loan and to perform all of its obligations under the Loan Agreement between Borrower and Lender of even date herewith, and all loan documents executed in connection therewith (collectively, the “Loan Documents”).

C.           Guarantor has underwritten the Borrower and the Project in connection with the Loan to the Borrower, Guarantor being a member of, or under common control with, or related to, a member of, the Lender;

D.           Guarantor has determined that the extension of credit to Borrower under the Note directly benefits Guarantor, and that its execution, delivery and performance of this Guaranty is in its best interests.

E.           Guarantor is agreeable to execute and deliver this Guaranty to Lender in order to induce Lender to proceed to fund the Loan.

NOW THEREFORE, in consideration of Lender’s execution and delivery of the Loan Agreement, and as an inducement to Lender to disburse the Loan, and in further consideration of other good and valuable considerations received by the undersigned, the receipt and sufficiency of which are hereby acknowledged, Guarantor does hereby unconditionally agree with Lender as follows:

Guarantor guarantees the full and prompt performance and fulfillment of all material construction obligations on the part of Borrower under the provisions of the Loan Agreement, including Borrower’s obligation to fully complete (lien free) construction and equipping of the Improvements in accordance with the provisions of the Loan Agreement, being one of the Loan Documents, within the time provided for therein, and to pay for the same.

In the event that, for any reason whatsoever, Borrower shall abandon construction of the Project or fail to fully complete (lien free) construction and equipping of the Improvements in accordance with the provisions of the Loan Agreement and within the time provided for therein, and to pay for the same, then, and in any such event, Guarantor, at the sole option of and upon the written demand of Lender, shall fully complete as expeditiously as possible, at its sole cost and expense, the construction and equipping of the Improvements in accordance with the Plans and Specifications and at all times shall keep the Project free from any lien or liens for the payment of money other than the lien of the Security Instrument, as defined in the Loan Documents.

If the Lender has reason to believe the Borrower has failed to perform as described above, then it shall give the Guarantor 15 business days’ prior written notice explaining (in reasonable detail) the nature of the failure. Guarantor shall review such notice and provide to Lender a detailed report relative to the substance of the notice together with a plan to remedy such failure (the “Plan”). Lender shall have 7 business days to accept or reject in writing such plan. If Lender accepts such plan, then Guarantor shall use its reasonable efforts to implement and complete such plan in good faith. If Lender rejects such plan, then Lender and Guarantor shall submit such dispute to binding arbitration using the procedures set forth in Lender’s (or its parent entity’s) organizational documents.

In no event shall Guarantor be entitled to any reimbursement, subrogation, recoupment or set-off with respect to any amounts borne by Guarantor hereunder, it being understood that Guarantor’s sole recourse for amounts borne hereunder shall be pursuant to the distribution of capital proceeds pursuant to the organizational documents of Lender’s parent entity.

The provisions of this instrument shall remain and continue in effect and be binding upon the undersigned unless and until the date of full performance as provided in the Plan.

This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the amounts secured hereunder is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

If Lender retains the services of any attorney in connection with enforcement of any arbitration award pursuant to this Guaranty, Guarantor shall pay, immediately upon demand, all costs and expenses of Lender, including, but not limited to, reasonable attorneys’, paralegals’ and experts’ fees, costs, disbursements and expenses incurred.

Each notice and communication under this Guaranty shall be in writing and shall be given by either hand delivery, first class mail (postage prepaid), certified or registered mail, return receipt requested, or reliable overnight commercial courier (charges prepaid), to the following addresses:

Guarantor:	«D32»
«D19»
Telephone: __________________

Lender:

With a copy to:	[insert Investor’s address]

and a copy to:

Notice by overnight courier shall be deemed to have been given and received on the following Business Day. Notice by mail shall be deemed to have been given and received 3 calendar days after the date first deposited in the United States Mail. Notice by hand delivery shall be deemed to have been given and received upon delivery. A party may change its address by giving written notice to the other party as specified herein. No notice to Guarantor or Lender shall be deemed ineffective if not received by a party other than Guarantor or Lender upon whom a copy of such notice is to be served pursuant to the provisions of this Guaranty, as long as Guarantor or Lender, as applicable, received and/or refused notice and the party giving notice used reasonable diligence in its efforts to serve notice upon those other than Guarantor and Lender, as applicable, listed above. For the purposes hereof, “Business Day” shall mean all ordinary business days, excluding Saturday, Sunday and any day that is a national holiday in the United States or a State holiday in «D12».

The obligations hereunder of the undersigned shall be binding upon the successor, assigns, heirs and personal representatives of the undersigned. The death of any of the undersigned shall not relieve the executor, administrator, or personal representative of the estate of such party from liability hereunder to the full extent hereof as though such death had not occurred.

This Guaranty may be assigned by Lender, in whole or in part, to any holder of the Note and shall be construed liberally in favor of Lender and its successors and assigns.

This Guaranty shall be construed in accordance with and governed by the internal laws of «D12», without regard to choice of law rules. Forum and venue shall be appropriate in the __________ courts of ______________________.

This Guaranty may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Guaranty. This Guaranty shall be deemed to have been executed and delivered when Lender has received counterparts hereof executed by all parties listed on the signature page(s) hereto.

All paragraph headings and other titles and captions herein are for convenience only, do not form a substantive part of this Guaranty and shall not restrict or enlarge any substantive provisions hereof or thereof. The term “including,” when used in this Guaranty, means “including, without limitation,” and shall be construed as a term of illustration, and not a term of limitation.

EACH PARTY TO THIS GUARANTY AGREES THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT OR INSTITUTED BY ANY PARTY HERETO OR ANY SUCCESSOR OR ASSIGN OF ANY PARTY, ON OR WITH RESPECT TO THIS GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO, OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. FURTHER, EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. GUARANTOR ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS GUARANTY AND THAT LENDER WOULD NOT EXTEND CREDIT TO BORROWER IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS GUARANTY.

[Signatures appear on following page.]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed and delivered to Lender on the date first above written.

«D31», «D33»

«D41»

EXHIBIT D
Annual Business Plan Items

1)	A narrative annual business plan for the joint venture as a whole for the upcoming Calendar/Fiscal year. The plan should include any proposed new investments and a summary comparing the upcoming year with the prior year.

2)	Projected Cash Flows for the venture (Loans) along with a return (IRR) analysis of the venture. A comparison to the original underwritings with explanations, if applicable.

3)	Projected Operating Cash Flows for any current operating assets or assets projected to be operating in the upcoming year.

4)	An Annual budget for the joint venture for the upcoming year.

5)	Budgets for the individual Acquired Properties if they are operating, including a competitive market overview, monthly occupancy projections, leasing guidelines, and subject to their availability, a current real estate tax analysis, a capital schedule (if it exists), property condition reports or current property inspection reports, and comparison to the previous year’s operations with explanations. If assets are expected to become operating later in the year (after CO), any budgets that may be available can be presented (subject to change until the CO is obtained).

Exhibit E

Reports

For Storage Lenders LLC

•	Quarterly within 7-10 days of quarter end via electronic submission per Exhibit F in excel format and/or csv format
o	General Ledger (excluding any fair value adjustments)
•	Quarterly within 30 days of quarter end in .pdf format
o	Operating Statement
o	Balance Sheet
o	Statement of Cash Flow
o	Trial balance

For Loans/Properties Prior to Certificate of Occupancy

•	Monthly within 7-10 days of month end in pdf format
o	Loan Statements / Schedules
o	Legal Action Report

For Loans/Properties Following Certificate of Occupancy5

•	Monthly within 7-10 days of month end via electronic submission per Exhibit F in excel format and/or csv format
o	General Ledger
•	Monthly within 30 days in excel format and/or csv format
o	Operating Statement
o	Balance Sheet
o	Statement of Cash Flow
o	Trial Balance
o	Bank Statement(s), Reconciliation(s)
•	Quarterly / Annual within 30 days of quarter end in excel format and/or csv format (except as noted below)
o	Executive Summary
o	Budget Variance Report
o	Fees Calculated and Supported (YTD and for the month)
o	Aging A/R Support Schedules(s)
o	A/P Support Schedule(s)
o	Accrual Support Schedule(s)
o	Summary Occupancy Report By Space Size
o	Real Estate Tax Support Schedule (in pdf format)
o	Insurance Support Schedule (in pdf format)
o	Loan Statements / Schedules (in pdf format)
o	Status of Capital Improvements Schedule (if and when applicable)
o	Legal Action Report

5 Includes any Acquired Properties with a certificate of occupancy.

Exhibit F

Data Transmission Procedures

At the end of each calendar month the Manager shall cause the Company to transmit data to Investor in compliance with the following requirements. Investor agrees to provide written notice to the Manager in the event of any modifications to this process.

1.	The Manager will transmit data to Investor using the SSH protocol (used to provide a secure connection between two computers; once the connection is established, data passed over this connection is done so in encrypted format).

2.	The Manager will provide a public IP address to Investor that will serve as the transmitting address.
a.	The address provided will be static.
b.	The Manager agrees to notify Investor at least 30 days in advance of any change to this address.

3.	An email address will be provided to Investor.
a.	This address will be used for electronic system generated communications from the Manager to Investor.
b.	If the Manager decides to modify the email address, Investor will be notified no later than 10 Business Days prior to the update.

4.	Data will be submitted in .csv format.

#	Field	Type	Length	Contents

1	Type	String	1	Enter J

2	Transaction Number	Integer	8	Control number of the transaction in the original (exporting) database

3	Person Code	String	8	Leave blank

4	Name	String	40	Leave blank

5	Date	String	10	Charge date, cash received date, invoice date, check date, journal entry date (mm/dd/yyyy)

6	Post month	String	7	This is the month that the transaction updates the account totals (mm/yyyy)

7	Reference	String	24	Enter PROPERTY MANAGER NAME import

8	Remark	String	120	Leave blank

9	Property Code	String	8	Heitman property code

10	Amount	Currency	15	USD amount

11	Account Code	String	9	Heitman GL account

12	Accrual	String	9	Leave blank

13	Offset	String	9	Leave blank

14	Booknum/Checknum	String	14	Enter 1000

15	Description	String	36

Trans code & description based on type:

Check: Trans code (usually the check#) & Payee

Invoice: Trans code & vendor

Charge: Trans code & tenant

Receipt: Trans code & tenant

Journal: Trans code & JE description

Other: Trans code & description

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